Exhibit 10.3

Execution Version

AMENDED AND RESTATED TERM LOAN AGREEMENT

dated as of

May 8, 2006

among

LBI MEDIA, INC.,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

CREDIT SUISSE SECURITIES (USA) LLC and

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arrangers.

WACHOVIA BANK, N.A. and

HARRIS NESBITT,

as Co-Syndication Agents,

UNION BANK OF CALIFORNIA, N.A.

as Documentation Agent

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Collateral Agent

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page
11.14	Continued Effectiveness; No Novation	126

11.15	USA Patriot Act	126

11.16	Commitments	127

-v-

SCHEDULES & EXHIBITS

Schedule 2.1	List of Lenders and Term Loan Commitments
Schedule 4.3	Governmental Approvals
Schedule 4.4	Financial Condition; No Material Adverse Change
Schedule 4.5	Properties
Schedule 4.6	Litigation and Environmental Matters
Schedule 4.7	Compliance with Laws and Agreements
Schedule 4.9	Taxes
Schedule 4.12	Organization; Capitalization; Subsidiaries
Schedule 4.14	Material Indebtedness, Liens and Agreements
Schedule 4.15	FCC Licenses
Schedule 5.1(e)(ii)	Lien Searches
Schedule 5.1(e)(iii)	Accounts Subject to Control Agreements

Exhibit A	Form of Term Note
Exhibit B	[Reserved]
Exhibit C	Form of Second Omnibus Confirmation Agreement
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Interest Election Request
Exhibit E	Form of Lender Joinder Agreement
Exhibit F	Form of Opinion of O’Melveny & Myers LLP for Holdings Merger
Exhibit G	Forms of Solvency Certificate
Exhibit H	[Reserved]
Exhibit I	Form of Landlord Waiver and Consent
Exhibit J	Form of Opinion of O’Melveny & Myers LLP
Exhibit K	Form of Opinion of FCC Counsel
Exhibit L	Form of Assignment and Acceptance
Exhibit M	[Reserved]
Exhibit N	Form of Third Confirmation of Subordination Agreements
Exhibit O	Form of Control Agreement
Exhibit P	Form of Assumption Agreement
Exhibit Q	Form of Holdings Merger Agreement
Exhibit R	Initial Revolving Credit Agreement

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AMENDED AND RESTATED TERM LOAN AGREEMENT

AMENDED AND RESTATED TERM LOAN AGREEMENT dated as of May 8, 2006 (this “Agreement”), among LBI MEDIA, INC., THE GUARANTORS PARTY HERETO, THE LENDERS PARTY HERETO, CREDIT SUISSE SECURITIES (USA) LLC and WACHOVIA CAPITAL MARKETS, LLC, as Joint Lead Arrangers, WACHOVIA BANK, N.A. and HARRIS NESBITT, as Co-Syndication Agents, UNION BANK OF CALIFORNIA, N.A. as Documentation Agent, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Collateral Agent.

Pursuant to this Agreement, a portion of the obligations of the Credit Parties under that certain Amended and Restated Credit Agreement dated as of June 11, 2004, among the Borrower, the guarantors party thereto, the lenders party thereto, and Credit Suisse First Boston as administrative agent and lead arranger as amended by the First Amendment to Amended and Restated Credit Agreement dated as of December 15, 2004 and Second Amendment to Amended and Restated Credit Agreement dated as of January 28, 2005 and as further amended prior to May 8, 2006 (as so amended, the “Existing Credit Agreement”) are being converted to Term Loans (as defined herein). The Existing Credit Agreement amended and restated (a) that certain Amended and Restated Credit Agreement dated as of July 9, 2002, among the Borrower, the guarantors party thereto, the lenders party thereto, the agents party thereto, Fleet National Bank, as administrative agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated April 15, 2003, that certain Second Amendment to Amended and Restated Credit Agreement dated October 10, 2003, and as further amended prior to June 11, 2004 (as so amended the “2002 Credit Agreement”), which in turn amended and restated (b) that certain Credit Agreement dated as of March 20, 2001 among the Borrower, the guarantors party thereto, the lenders party thereto, the agents party thereto, Fleet National Bank, as administrative agent (as amended prior to July 9, 2002, the “Original Credit Agreement” and together with the Existing Credit Agreement and the 2002 Credit Agreement, the “Prior Credit Agreements”). The obligations under the Existing Credit Agreement not converted to Term Loans hereunder are being amended and restated pursuant to the Initial Revolving Credit Agreement (as defined herein).

RECITALS

WHEREAS, each of the parties to the Existing Credit Agreement desires to amend and restate the Existing Credit Agreement pursuant to this Agreement (to the extent relating to the portion thereof converted to Term Loans hereunder) and pursuant to the Revolving Credit Agreement;

WHEREAS, it is the intention of the parties hereof that the amendment and restatement of the Existing Credit Agreement hereunder and under the Revolving Credit Agreement shall not constitute a refinancing of the loans outstanding under the Existing Credit Agreement on the Closing Date, and all obligations hereunder and under the other Loan Documents shall continue to be secured by the grant to the Collateral Agent, on behalf of the Senior Lenders (as herein defined), of a Lien on the Collateral, and the Credit Parties shall execute and deliver a Second Omnibus Confirmation Agreement evidencing such intention.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceleration” has the meaning specified in the Intercreditor Agreement.

“Acquired Debt” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means any transaction, or any series of related transactions, consummated prior to or after the date hereof, by which (i) any Credit Party acquires the business of, or all or substantially all of the assets of, any firm or corporation which is not a Credit Party, or any division or station of such firm or corporation, located in a specific geographic area or areas, whether through purchase of assets, purchase of stock, merger or otherwise or (ii) any Person that was not theretofore a Subsidiary of a Credit Party becomes a Subsidiary of a Credit Party. Notwithstanding anything herein to the contrary, no Relocation shall be deemed to be an Acquisition.

“Acquisition Debt” means Indebtedness, the proceeds of which are utilized solely to acquire all or a portion of the assets or a majority of the Total Voting Power of an existing radio or television broadcasting business or station or any other business engaged in a Permitted Business.

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Credit Suisse, in its capacity as administrative agent for the Lenders hereunder and any successors appointed pursuant to Section 9.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of any Credit Party and (b) none of the Credit Parties shall be Affiliates of each other.

“Agents” means the Administrative Agent, the Collateral Agent, the Documentation Agent and the Co-Syndication Agents.

“Alta” means Alta Communications VIII, L.P., Alta-Comm VIII S by S, LLC, Alta Communications VIII-B, L.P., Alta VIII Associates, LLC, California State Teachers’ Retirement System, UnionBanCalequities, Inc. and BancBoston Investments Inc., and their respective successors and assigns.

“Alta Notes” means those certain amended promissory notes issued by Holdings to Alta pursuant to the Holdings Securities Purchase Agreement, as amended by the Holdings Amendment and the Holdings Second Amendment.

“Alta Repayment” means the repayment in full of all of the Alta Notes, the cashless exercise of the Alta Warrants, and the conversion of the Class B Common Stock issued to Alta in connection therewith into Class A Common Stock and the discharge and termination of all of the parties’ obligations under the Holdings Securities Purchase Documents pursuant to the Termination Agreement (subject to the limitations set forth therein).

“Alta Repayment Date” means the date on which the Alta Repayment is consummated.

“Alta Subordination Agreement” means the Subordination and Intercreditor Agreement dated as of the Original Closing Date among Holdings, Alta and Fleet National Bank, as predecessor administrative agent, as amended by the Holdings Amendment, the Holdings Second Amendment and the Holdings Third Amendment and confirmed by the Confirmation of Subordination Agreements, the Second Confirmation of Subordination Agreements and the Third Confirmation of Subordination Agreements, as amended, supplemented or otherwise modified from time to time.

“Alta Warrants” means those certain amended warrants issued by Holdings to Alta pursuant to the Holdings Securities Purchase Agreement and that certain Warrant Agreement dated as of March 20, 2001 between Holdings and Alta, as amended by the Holdings Amendment and the Holdings Second Amendment.

“Applicable Margin” means, for any Type of Loans:

Applicable Margin (% per annum)

Loans	Base Rate Loans	LIBOR Loans
Term Loans	0.500%	1.500%

, provided that with respect to Loans advanced in connection with any Term Loan Increase, the Applicable Margin shall be that agreed by the Borrower, the Administrative Agent and the Lenders initially funding such Loans.

“Applicable Percentage” means with respect to any Lender in respect of any indemnity claim under Section 11.3 arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Loans hereunder represented by the aggregate amount of such Lender’s Loans hereunder.

“Applicable Recipient” has the meaning set forth in Section 2.18(d).

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets (which term shall include FCC Licenses) owned by the Borrower and its Subsidiaries taken as a whole will be governed by the provisions of this Agreement described in Section 7.3 and not by the provisions of Sections 2.11(b) or 7.7; and

(2) the issuance of Equity Interests by any Subsidiary of the Borrower or the sale of Equity Interests in any Subsidiary of the Borrower.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $2.0 million;

(2) a transfer of assets or rights between or among the Borrower and its Wholly Owned Subsidiaries;

(3) an issuance of Equity Interests by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets or rights in the ordinary course of business;

(5) the disposition of equipment no longer used or useful in the business of the Borrower or any of its Subsidiaries;

(6) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(7) a Relocation; provided, however, that any Net Cash Payments received by the Borrower or any of its Subsidiaries in exchange therefor will be subject to the restrictions set forth in Section 2.11(b);

(8) the sale or other disposition of Cash Equivalents;

(9) a Restricted Payment that is permitted by Section 7.4, or a Permitted Investment;

(10) foreclosures on assets;

(11) Permitted Liens;

(12) the grant of any license of patents, trademarks, registrations therefor and other similar intellectual property in the ordinary course of business; and

(13) the cancellation or forgiveness of any loan made by the Borrower or any of its Subsidiaries (i) permitted by clause (x) of Section 7.4 (b) or (ii) permitted by clauses (8), (9) or (13) of the definition of “Permitted Investments.”

“Asset Sale Prepayment Date” means, with respect to any Asset Swap or Disposition resulting in any Excess Net Cash Payments, (a) the thirtieth day after the date of such Asset Swap or Disposition if the Borrower has not delivered a Reinvestment Certificate relating to all of the Excess Net Cash Payments relating to such Asset Swap or Disposition on or prior to such date, (b) the 360th day after the date of such Asset Swap or Disposition to the extent there are any Remaining Excess Net Cash Payments on such day, (c) the thirtieth day after any date on which the Borrower shall determine not to apply any Excess Net Cash Payments to a reinvestment as described in any Reinvestment Certificate or subsequent certificate to the extent there are any Remaining Excess Net Cash Payments on such thirtieth day, and (d) each day after such 360th day (occurring at least one fiscal quarter after such 360th day) on which the Borrower is required to deliver financial statements pursuant to Section 6.1 to the extent any Credit Party shall receive Excess Net Cash Payments during the quarterly fiscal period ending on the date of such financial statements (or, in the case of the first such day occurring after such 360th day, during the period commencing on the day after such 360th day and ending on the first such day) in cash, whether under deferred payment arrangements or Disposition Investments entered into or received in connection with such Asset Swap or Disposition or otherwise and to the extent there are any Remaining Excess Net Cash Payments on such day; provided, that if the Asset Sale Prepayment Percentage is 0% with respect to such Asset Swap or Disposition, then there shall be no Asset Sale Prepayment Date with respect to such Asset Swap or Disposition or any Excess Net Cash Payments resulting therefrom.

“Asset Sale Prepayment Percentage” means 100%, provided that if the Total Leverage Ratio (as defined in the Revolving Credit Agreement) as of the date of the applicable Disposition or Asset Swap, on a pro forma basis assuming the consummation of such Disposition or Asset Swap, is (i) greater than or equal to 5.0 to 1, but less than 6.0 to 1, such percentage shall be 50% or (ii) less than 5.0 to 1, such percentage shall be 0%.

“Asset Swap” means any transfer of assets of the Borrower or any Credit Party to any Person other than to the Borrower or any other Credit Party in exchange for assets of such Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4), and accepted by the Administrative Agent, in the form of Exhibit L.

“Assumption Agreement” means the Assumption Agreement by and between LBI Holdings I, Inc. and Liberman Broadcasting, Inc., a Delaware corporation, substantially in the form of Exhibit P annexed hereto, to be executed in connection with the IPO, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.

“Basic Documents” means the Senior Facilities Documents.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the general partner of which is a corporation, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means LBI Media, Inc., a California corporation.

“Borrower’s knowledge” or any “Credit Party’s knowledge” or any similar phrase or words when used in connection with a statement, representation or warranty means to the actual knowledge of Jose or Lenard Liberman, the Chief Financial Officer of the Borrower or such Credit Party, as applicable, or any responsible executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act), of the Borrower or such Credit Party, as applicable, after reasonable good faith inquiry made to ascertain the accuracy of the statement, representation or warranty.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request for a Borrowing satisfying the requirements of Section 2.3 and substantially in the form of Exhibit D-1 annexed hereto.

“Broadcast Stations” has the meaning assigned to such term in Section 4.15(b).

“Burbank Office Property” means that certain real property located at 1845 Empire Avenue, Burbank, California 91504.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“California Taxable Income” shall mean the taxable income of Holdings for any taxable year computed pursuant to Section 23802 (or any successor provisions) of the California Revenue and Tax Code but calculated as if the taxable year of Holdings ended on the date with respect to which such taxable income calculation is made, reduced, but not below zero, by the amount of any Suspended Losses which are treated as incurred by Holdings in, and allowed as deductions on the tax returns of Holdings’ stockholders for, such taxable year.

“Capital Expenditures” means, for any period, the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding expenditures for repairs that do not extend the useful life of the asset) during such period computed in accordance with GAAP; provided that such term shall not include (i) any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event, (ii) any such expenditures in connection with a Relocation with the exception of cash expenditures not subject to the reimbursement obligations of a Person other than a Credit Party, (iii) for each broadcast station received in any Voluntary Relocation, up to $4,000,000 in such expenditures but only to the extent paid from the cash proceeds received in such Voluntary Relocation which are used to upgrade or improve such broadcast station, (iv) for each broadcast station received in any Involuntary Relocation, any such expenditures paid from the cash proceeds received in such Involuntary Relocation which are used to upgrade or improve such broadcast station or (v) the purchase price, any broker’s fees payable and any transaction costs incurred in connection with any Acquisition permitted hereunder or under any Prior Credit Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding anything herein to the contrary, any obligations under the Empire Burbank Lease shall not be Capital Lease Obligations.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (1) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (2) has net assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody’s, or (c) other cash equivalent investments agreed to from time to time between the Borrower and the Administrative Agent.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation; provided that an Involuntary Relocation shall not be a Casualty Event.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline, order, decree or directive (whether or not having the force of law) of any Governmental Authority or the National Association of Insurance Commissioners made or issued after the Closing Date.

“Change of Control” means

(a) Media Holdings shall cease to own, directly or indirectly, 100% of the Borrower’s outstanding capital stock and Total Voting Power,

(b) Holdings shall cease to own, directly or indirectly, 100% of Media Holdings’ outstanding capital stock and Total Voting Power,

(c) on or prior to the Qualifying IPO Closing Date, Jose and Lenard Liberman (together with their spouses, lineal descendants or heirs and devisees and any trusts controlled by them)(together, the “Principal Investors”) shall cease to collectively own, directly or indirectly, more than 50% of the economic interests in the outstanding equity securities of Holdings or 50% of the Total Voting Power of Holdings,

(d) after the Qualifying IPO Closing Date, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Principal Investors and all other Class B Permitted Transferees (as defined in the Restated Certificate of Incorporation of Holdings) but excluding Holdings shall have acquired beneficial ownership of the greater of (A) 35% on a fully diluted basis of the Total Voting Power of Holdings and (B) a percentage of the aggregate Total Voting Power of Holdings on a fully diluted basis that is greater than the percentage of the aggregate Total Voting Power of Holdings then held by the Principal Investors and all other Class B Permitted Transferees (as defined in the Restated Certificate of Incorporation of Holdings) but excluding Holdings, taken together, or

(e) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall be occupied by Persons who were not (i) nominated by the board of directors of Holdings or by one or more of the stockholders described in clause (c) above nor (ii) appointed or elected by a majority of the members of the board of directors of Holdings who are described in any of subclauses (i), (ii) or (iii) of this clause (e) nor (iii) appointed or elected by a vote of the stockholders of Holdings in which Jose or Lenard Liberman or either of their respective spouses (or any trust controlled by any of them) voted to approve the appointment or election of such Person or in which a majority of the Total Voting Power of the stockholders described in clause (c) above voted in favor of the appointment or election of such Person.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Holdings.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Holdings.

“Closing Date” means the date during which the Effective Time shall occur.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property (including capital stock and other equity interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for all obligations of the Credit Parties hereunder; provided that Collateral shall not include any Real Property Assets.

“Collateral Agent” means Credit Suisse as collateral agent for the Senior Loans and any successors appointed pursuant to Section 9.6.

“Collateral Agreements” means the Security Agreement, the Pledge Agreement, the Control Agreements and all other agreements, instruments or documents delivered by any Credit Party or any shareholder of a Credit Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, on behalf of the Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for any of the obligations of the Credit Parties hereunder.

“Collateral Documents” means, collectively, the Collateral Agreements and the Subordination Documents.

“Commitments” means the Term Loan Commitments.

“Communications Act” means the Communications Act of 1934, as amended.

“Confirmation of Pledge Agreement” means the Confirmation of Pledge Agreement dated as of July 9, 2002 among the Administrative Agent and the Credit Parties.

“Confirmation of Subordination Agreements” means the Confirmation of Subordination Agreements dated as of July 9, 2002 among Alta, Holdings, the Credit Parties and Fleet National Bank, as predecessor administrative agent.

“Conforming Leasehold Interest” means any leasehold interest as to which the lessor has agreed in writing for the benefit of the Collateral Agent (which writing has been delivered to the Collateral Agent), whether under terms of the applicable lease or under the terms of a Landlord Waiver and Consent, to the matters described in the “Landlord Waiver and Consent” attached hereto as Exhibit I, which interest, if a subleasehold interest or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss (together with any related provision for taxes) realized by such Person or any of the Subsidiaries in connection with

(a) an Asset Sale (including any sale and leaseback transaction), or (b) the disposition of any securities by such Person or any of the Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and the Subsidiaries for such period (and to the extent not included in the foregoing, Permitted Shareholder Tax Distributions and Permitted Holdings Tax Distributions), to the extent that such provision for taxes, Permitted Shareholder Tax Distributions or Permitted Holdings Tax Distributions were deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to obligations with respect to any sale and leaseback transaction, fees, including but not limited to agency fees, letter of credit fees, commitment fees, commissions, discounts and other fees and charges incurred in respect of Indebtedness and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including non-cash employee and officer equity compensation expenses, amortization of goodwill and other intangibles, amortization of programming costs (net of program payments made or to be made), barter expenses and impairment charges under SFAS 142 for broadcast licenses, goodwill or other indefinite lived intangible assets, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period, to the extent that such depreciation, amortization, impairment charges and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any extraordinary or non-recurring expenses and charges of such Person and the Subsidiaries for such period, including, without limitation, transaction costs in respect of acquisitions, to the extent that such expenses and charges were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(7) cash payments related to non-cash charges that increased Consolidated Cash Flow in any prior period; minus

(8) barter revenues,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Borrower will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended, distributed or loaned to the Borrower by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Subsidiary of the Borrower will be excluded to the extent that the declaration or payment of dividends or similar distributions or loans by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(3) the cumulative effect of a change in accounting principles will be excluded.

“Control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any bank account of any Credit Party except a bank account maintained with the Administrative Agent, a Control Agreement, substantially in the form of Exhibit O, or such other form that is satisfactory to the Administrative Agent in its reasonable discretion, executed and delivered by such Credit Party, the depository institution at which such account is maintained and the Administrative Agent at the Original Closing Date or from time to time thereafter, as any such agreement may be amended, supplemented or otherwise modified from time to time.

“Conversion Elections” means those certain Elections to Convert to be executed by the applicable holders of the Alta Warrants in connection with the IPO, substantially in the form delivered to the Administrative Agent.

“Co-Syndication Agents” means Wachovia Bank, N.A. and Harris Nesbitt, in their capacities as co-syndication agents for the Lenders hereunder.

“Credit Parties” means the Borrower and the Guarantors (except that Empire Burbank will be a Guarantor but will not be deemed a Credit Party hereunder).

“Credit Suisse” means Credit Suisse, a bank organized under the laws of Switzerland acting through its Cayman Islands Branch.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.

“Disposition” means any sale, sale-leaseback, assignment, conveyance, exchange, long-term lease accorded sales treatment under GAAP, transfer or other disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination, but excluding any Asset Swap) of any assets, business or property (whether now owned or hereafter acquired) by any Credit Party to any Person other than a Credit Party, including any Relocation but excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold, leased or disposed of in the ordinary course of business, (ii) any property that is obsolete or no longer used or useful in the business of the Credit Parties (excluding any such disposition of operations or division discontinued or to be discontinued) and (iii) any Collateral under and as defined in the Collateral Documents pursuant to an exercise of remedies by the Administrative Agent thereunder, (c) leasing or non-exclusive licensing of any property in the ordinary course of business, (d) the sale of marketable securities, including “margin stock” within the meaning of Regulation U, liquid investments and other financial instruments in connection with the ordinary course cash management of the Credit Parties, (e) forgiveness or cancellation by any Credit Party of any loan by such Credit Party to any of its Affiliates, (f) the surrender or waiver of contractual rights of the settlement, release or surrender of contracts or tort claims in the ordinary course of business, (g) the non-exclusive licensing of patents, trademarks and other intellectual property rights granted by any Credit Party in the ordinary course of business, (h) leases of interests in real property entered into in the ordinary course of business, (i) disposition of cash and Cash Equivalents, and (j) other sale, assignment, transfer or other disposition in the ordinary course of business; provided that no such sale, sale-leaseback, assignment, conveyance, exchange, long-term lease, transfer or other disposition shall be deemed to be a “Disposition” unless such transaction shall be consummated outside the ordinary course of business and the aggregate consideration for such transaction or series of related transactions shall equal or exceed $1,000,000 in any fiscal year.

“Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of Indebtedness or Investments received by any Credit Party in connection with such Disposition.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Term Loan Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 7.4.

“Dividend Limitation” shall mean, with respect to Holdings, the sum of: (i) the product of the Maximum Effective California Rate times Holdings’ California Taxable Income except that the product in this clause (i) shall be zero (0) in the event Holdings does not qualify (or subsequently elects not) to be treated as an S Corporation for California income tax purposes, or Media Holdings or the Borrower does not qualify (or subsequently elects not) to be treated as a qualified subchapter S subsidiary; plus, (ii) the product of the Maximum Federal Rate and Holdings’ Federal Taxable Income.

“Documentation Agent” means Union Bank of California, N.A. in its capacity as documentation agent for the Lenders hereunder.

“Effective Time” means the time when the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 11.2).

“Election[s] to Purchase” means those certain Elections to Purchase to be executed by the applicable holders of the Alta Warrants in connection with the IPO, substantially in the form delivered to the Administrative Agent from time to time.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund with respect to any Lender; and (b) (i) any commercial bank organized under the laws of the United States or any state thereof; (ii) any savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) any commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds, financing companies and lease financing companies; provided that no Credit Party or any Affiliate of any Credit Party shall be an Eligible Assignee.

“Empire Burbank” means Empire Burbank Studios, Inc, a California corporation and a Wholly-Owned Subsidiary of the Borrower.

“Empire Burbank Lease” means that certain Lease dated as of July 15, 1999 between Empire Burbank, as lessor, and LBCI, as lessee, relating to occupancy of the Burbank Office Property, (or a replacement lease in substantially the same form except that the Borrower is the lessee and the term thereof is extended (which replacement lease shall be deemed to be permitted under Section 7.11)), as modified by that certain First Amendment to Lease and Assignment and Assumption Agreement dated as of June 28, 2004 by and among Empire Burbank, LBCI and the Borrower and in each case as such lease may be further amended or modified.

“Empire Burbank Loan” means a loan in the original principal amount of $2,617,034.17 made by Jefferson Pilot Financial Insurance Company to Empire Burbank pursuant to the Empire Burbank Loan Documents and any Permitted Refinancing Indebtedness in respect thereof.

“Empire Burbank Loan Documents” means the Empire Burbank Mortgage and the other documents evidencing the Empire Burbank Loan and described on Schedule 4.14, or any replacement documents evidencing Permitted Refinancing Indebtedness in respect of the Empire Burbank Loan, as such documents or replacement documents may be amended or modified.

“Empire Burbank Mortgage” means that certain deed of trust encumbering the Burbank Office Property, executed by Empire Burbank in favor of Jefferson Pilot Financial Insurance Company securing the Empire Burbank Loan, or any replacement deed of trust evidencing Permitted Refinancing Indebtedness in respect of the Empire Burbank Loan, as such deed of trust or replacement deed of trust may be amended or modified.

“Empire Burbank Sublease” means that certain Sublease Agreement between LBCI, as sublessor, and Empire Burbank, as sublessee, (or a replacement sublease in substantially the same form except that the Borrower is the sublessor and the term thereof is extended (which replacement sublease shall be deemed to be permitted under Section 7.11)), in each case relating to occupancy of certain portions of the Burbank Office Property by Empire Burbank, as modified by that certain First Amendment to Sublease Agreement and Assignment and Assumption dated as of June 28, 2004 by and among Empire Burbank, LBCI, and the Borrower and as such sublease may be further amended or modified from time to time.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that together with the Borrower is treated as a single employer within the meaning of Section 4001(b) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excess Net Cash Payments” has the meaning assigned to such term in Section 2.11(b)(i)(A).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by a jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.9(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such

Foreign Lender’s failure or inability to comply with Section 2.17(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower pursuant to Section 2.17(a).

“Existing Credit Agreement” has the meaning assigned to such term in the preamble hereof.

“Existing Debt” means Indebtedness described in (a) Schedule 4.14 and denoted “to be repaid on the Closing Date” and (b) Schedule 4.14 and denoted “to remain outstanding after the Closing Date”.

“FCC” means the Federal Communications Commission or any governmental authority succeeding to any of its functions.

“FCC Licenses” means all radio, broadcast or other licenses, permits, certificates of compliance, franchises, approvals or authorizations granted or issued by the FCC to any Credit Party that are necessary for the broadcast or other operations of the Borrower or any Subsidiary.

“FCC Regulations” means the Communications Act, and all regulations and written policies promulgated from time to time by the FCC under or in connection with or pertaining to the Communications Act.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Taxable Income” shall mean the taxable income of Holdings for any taxable year computed pursuant to Section 1363(b) (or any successor provision) of the Code but calculated as if the taxable year of Holdings ended on the date with respect to which such taxable income calculation is made, reduced, but not below zero, by the amount of any Suspended Losses treated as incurred by Holdings in, and allowed as deductions on the tax returns of Holdings’ stockholders for, such taxable year.

“Financial Officer” means the chief executive officer, the president, the executive vice president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Liens) to which such Collateral is subject.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and the National Association of Insurance Commissioners.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guaranteed Obligations” has the meaning assigned to such term in Section 3.1.

“Guarantors” means all Subsidiaries of the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature in each case regulated or subject to regulation pursuant to any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

“Holding Company” means each of (i) Holdings, (ii) Media Holdings, and (iii) any other holding company formed after the Closing Date which directly or indirectly owns all the equity interest of the Borrower and all of whose equity interests is directly or indirectly owned by Holdings.

“Holding Company Debt” means any Indebtedness of Holdings in respect of the Holdings Securities Purchase Documents and any Indebtedness of Media Holdings in respect of the Media Holdings Discount Notes Indenture and any other Indebtedness of any Holding Company incurred in compliance with the Revolving Credit Agreement.

“Holdings” means, prior to the effective time of the Holdings Merger, LBI Holdings I, Inc., a California corporation and the sole shareholder of Media Holdings, and thereafter Liberman Broadcasting, Inc, a Delaware corporation, and the sole shareholder of Media Holdings immediately after the Holdings Merger.

“Holdings Debt Ratio” means the ratio of (i) the sum of (A) the aggregate outstanding amount of Indebtedness of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP plus (B) Specified Parent Debt as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation plus (C) the aggregate liquidation preference of all outstanding Disqualified Stock of the Borrower and preferred stock of the Subsidiaries (except preferred stock issued to the Borrower or any of its Subsidiaries) as of the last day of such fiscal quarter (in each case, subject to the terms described in the next paragraph) to (ii) the aggregate Consolidated Cash Flow of Holdings (and, for purposes of this definition, references in the definition of “Consolidated Cash Flow” to the Subsidiaries shall include the Borrower) for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Parent Reference Period”).

For purposes of this definition, the aggregate outstanding principal amount of Specified Parent Debt and Indebtedness of the Borrower and its Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Subsidiaries of the Borrower for which such calculation is made shall be determined on a pro forma basis as if the Specified Parent Debt and Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Specified Parent Debt or Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Parent Reference Period. In addition to the foregoing, for purposes of this definition, the Holdings Debt Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Specified Parent Debt and the Indebtedness of the Borrower and its Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Specified Parent Debt or Indebtedness or preferred stock, at any time subsequent to the beginning of the Parent Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Administrative Agent during such period pursuant to clause (xi) of the definition of Permitted Debt; provided, however, that Indebtedness shall not include any Acquisition Debt that has been the subject of an Incurrence Notice under clause (xi) of the definition of Permitted Debt at any time after such Incurrence Notice has been withdrawn or after the passage of 365 days following the giving of such Incurrence Notice if and to the extent such Acquisition Debt has not then been incurred), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Parent Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Parent Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Administrative Agent during such period pursuant to clause (xi) of the definition of Permitted Debt subject to the proviso in clause (i) above), as if such acquisition (including the incurrence, assumption or liability for any such Specified Parent Debt or Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Parent Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition the Borrower reasonably anticipates in good faith if the Borrower delivers to the Administrative Agent a certificate of a Financial Officer certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating consolidated interest expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Specified Parent Debt and Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Holdings Debt Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Holdings Amendment” means the First Amendment to Securities Purchase Agreement, Warrant Agreement and Subordination and Intercreditor Agreements dated as of July 9, 2002 among Holdings, Alta, Fleet National Bank, as predecessor administrative agent and the other parties thereto.

“Holdings Merger” means the merger of LBI Holdings I, Inc, a California Corporation, with and into Liberman Broadcasting, Inc., a Delaware corporation, as the surviving corporation.

“Holdings Merger Agreement” means that certain Agreement and Plan of Merger between Liberman Broadcasting Inc., a Delaware corporation, and LBI Holdings I, Inc. to be executed and delivered with respect to the Holdings Merger, substantially in the form of Exhibit Q annexed hereto, or in such other form delivered to the Administrative Agent from time to time.

“Holdings Second Amendment” means the Second Amendment to Securities Purchase Agreement, Warrant Agreement and Subordination and Intercreditor Agreement dated as of October 10, 2003 among Holdings, Alta and Fleet National Bank, as predecessor administrative agent.

“Holdings Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the Original Closing Date among the purchasers named therein and Holdings as amended by the Holdings Amendment, the Holdings Second Amendment and the Holdings Third Amendment, and as further amended, supplemented or modified, pursuant to which Holdings issued to Alta the Alta Notes and the Alta Warrants.

“Holdings Securities Purchase Documents” means (a) the Holdings Securities Purchase Agreement, (b) the Alta Notes, (c) the Alta Warrants and (d) all related instruments, agreements and other documents entered into by Holdings and Alta in connection therewith (including to the extent executed and delivered the Irrevocable Instructions, the Election[s] to Purchase, the Conversion Election, the Assumption Agreement and the Termination Agreement), in each case, as amended by the Holdings Amendment, the Holdings Second Amendment and the Holdings Third Amendment and as further amended, supplemented or modified.

“Holdings Third Amendment” means the Third Amendment to Securities Purchase Agreement and Subordination and Intercreditor Agreement dated as of the date hereof among Holdings, Alta, the Administrative Agent and the Revolving Credit Agent.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. Notwithstanding anything in this definition to the contrary, any obligations of the Borrower and its Subsidiaries to pay Relocation Profits (including any Relocation Tax Benefits (as defined in the Shop At Home Acquisition Documents)) to the Shop At Home Sellers under the Shop At Home Acquisition Documents shall not be Indebtedness until such time as such obligations are (i) due and payable (unless being contested in good faith) or (ii) represented by a separate instrument.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Initial Revolving Credit Agreement” means the Revolving Credit Agreement as in effect on the date hereof in the form of Exhibit R annexed hereto.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof among Collateral Agent, the Administrative Agent and the Revolving Credit Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.6 substantially in the form of Exhibit D-2 annexed hereto.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date and (b) with respect to any LIBOR Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that would have been the last day of the Interest Period for such LIBOR Loan had successive three month Interest Periods been applicable to such LIBOR Loan.

“Interest Period” means with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of the Administrative Agent and provided such periods are not unavailable to any Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing,

(x) no Interest Period for any Term Loan may commence before and end after any Quarterly Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Quarterly Date shall be equal to or less than the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to the payments of principal required to be made on such Quarterly Date, and

(y) notwithstanding the foregoing clause (x), no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a LIBOR Loan for such period.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 7.4. The acquisition by the Borrower or any Subsidiary of the Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the fifth to last paragraph of Section 7.4.

“Investor Subordination Agreement” means the Investor Subordination Agreement dated as of the Original Closing Date between Alta and Fleet National Bank, as predecessor administrative agent as amended by the Holdings Amendment and as confirmed by the Confirmation of Subordination Agreements, the Second Confirmation of Subordination Agreements and the Third Confirmation of Subordination Agreements and as such agreement may hereafter be further amended, supplemented or otherwise modified from time to time.

“Involuntary Relocation” means with respect to any television Broadcast Station, any Relocation described in clause (2) of the definition of the term Relocation. Without limiting the generality of the foregoing, the term Involuntary Relocation shall include any “Specified Involuntary Relocation” as defined in the Shop At Home Acquisition Documents as in effect on March 20, 2001.

“IP Collateral” means, collectively, any Collateral which is intellectual property of a Credit Party.

“IPO” means the initial public offering of the Class A Common Stock pursuant to the Registration Statement.

“Irrevocable Instructions” means those certain Irrevocable Instruction and Agreements by and between LBI Holdings I, Inc., Liberman Broadcasting, Inc., a Delaware corporation, and the applicable holders of the Alta Warrants to be executed in connection with the IPO, as such agreements may be amended, supplemented or otherwise modified from time to time, substantially in the form delivered to the Administrative Agent.

“Joint Lead Arrangers” means Credit Suisse and Wachovia Capital Markets, LLC, in their capacity as joint lead arrangers hereunder.

“Landlord Waiver and Consent” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, in substantially the form of Exhibit I or in such other form reasonably approved by the Administrative Agent.

“LBCI” means Liberman Broadcasting, Inc., a California corporation, which, subject to the delivery of the notices required to be delivered under the Loan Documents, will change its name to Liberman Broadcasting of California, Inc. on or about the date of the consummation of a Qualifying IPO.

“LBI Media Intercompany Note” means, to the extent that the Borrower may elect to complete the redemption or repurchase described in clause (c) of the definition of Qualifying IPO Funding Transactions, that certain Promissory Note that may be issued on or after the Qualifying IPO Closing Date by the Borrower to the order of Media Holdings in an aggregate principal amount equal to the amount necessary to complete the redemption or repurchase described in clause (c) of the definition of Qualifying IPO Funding Transactions, substantially in the form delivered to the Administrative Agent, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“LC Exposure” has the meaning specified in the Initial Revolving Credit Agreement, and includes any similar term used in any successor Revolving Credit Agreement.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender Joinder Agreement” means the Lender Joinder Agreement attached hereto as Exhibit E pursuant to which a New Lender shall become a party to this Agreement.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to (a) an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or (b) a Lender Joinder Agreement.

“Leverage Ratio” means the ratio of (i) the sum of (A) the aggregate outstanding amount of Indebtedness of each of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP, plus (B) the aggregate liquidation preference of all outstanding Disqualified Stock of the Borrower and preferred stock of the Subsidiaries (except preferred stock issued to the Borrower or any Subsidiary) as of the last day of such fiscal quarter (in each case, subject to the terms described in the next paragraph) to (ii) the aggregate Consolidated Cash Flow of the Borrower for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Reference Period”).

For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Subsidiaries of the Borrower for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of the Borrower and its Subsidiaries and the issuance of the preferred stock of the Subsidiaries of the Borrower and the application of the proceeds therefrom giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Administrative Agent during such period pursuant to clause (xi) of Section 7.1(b); provided, however, that Indebtedness shall not include any Acquisition Debt that has been the subject of an Incurrence Notice under clause (xi) of Section 7.1(b) at any time after such Incurrence Notice has been withdrawn or after the passage of 365 days following the giving of such Incurrence Notice if and to the extent such Acquisition Debt has not then been incurred), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Administrative Agent during such period pursuant to clause (xi) of Section 7.1(b) subject to the proviso in clause (i) above), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition the Borrower reasonably anticipates in good faith if the Borrower delivers to the Administrative Agent a certificate of a Financial Officer certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating consolidated interest expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such

Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Liberman Subordinated Debt” means any Indebtedness by the Borrower or any of its Subsidiaries to Jose and/or Lenard Liberman (or their spouses, lineal descendants, heirs and devises or any trusts controlled by them), such indebtedness to be subordinated to the Obligations hereunder pursuant to the Liberman Subordination Agreements.

“Liberman Subordination Agreements” means the subordination agreements, if any, entered into with the holders of the Liberman Subordinated Debt, as such agreements may be amended or modified in accordance with the terms hereof; and which agreements shall in form and substance reasonably satisfactory to the Administrative Agent; provided that any such agreements that are substantially the same as those certain Liberman Subordination Agreements dated as of the Original Closing Date among the Borrower, Fleet National Bank and each of Jose and Lenard Liberman shall be deemed to be satisfactory to the Administrative Agent.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“LIBOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared service agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations, (i) obtains the right to sell a portion of the advertising inventory of a radio or television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a radio or television station or (iii) manages a portion of the operations of a radio or television station.

“Loan Documents” means this Agreement, the Intercreditor Agreement any promissory notes evidencing Term Loans, the Collateral Documents and any other instruments or documents delivered or to be delivered from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Loans” means the Term Loans.

“Majority Facility Lenders” means, at any time, (i) the Required Lenders and (ii) the Required Revolving Credit Lenders.

“Management Incentive Contracts” means employment agreements between Holdings and employees providing for payments in the event that the net value of Holdings exceeds certain thresholds.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its respective material obligations under this Agreement or (c) the material rights of or material benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Contract” means any contract or other arrangement to which any Credit Party is a party (other than the Senior Facilities Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material FCC Licenses” shall mean an FCC License the loss of which could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means (a) the Senior Subordinated Notes and (b)(i) Indebtedness (other than the Loans or the Empire Burbank Loan), or (ii) obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties in each case of clause (i) and clause (ii) in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means a Leasehold Property reasonably determined by the Administrative Agent in good faith consultation with the Borrower to be of material importance to the operations of the Credit Parties, taken as a whole.

“Maximum Effective California Rate” shall mean the product of: (i) the maximum California personal income tax rate imposed on individuals pursuant to Section 17041(a) and (c) (or any successor provisions) of the California Revenue and Tax Code; times (ii) the difference between one (1) and the Maximum Federal Rate expressed as a decimal.

“Maximum Federal Rate” shall mean the maximum Federal income tax rate imposed on individuals pursuant to Section 1(a)-(d) (or any successor provisions) of the Code, as adjusted pursuant to Section 15 (or any successor provision) of the Code, if applicable.

“Media Holdings” means LBI Media Holdings., Inc, a Delaware corporation, which is the sole shareholder of the Borrower and a Wholly-Owned Subsidiary of Holdings.

“Media Holdings Discount Notes” means Media Holdings’ unsecured 11% Senior Discount Notes due 2013, including any Additional Notes and Exchange Notes (as each such term is defined in the Media Holdings Discount Notes Indenture), in each case, as amended, supplemented or otherwise modified, and as issued pursuant to the Media Holdings Discount Notes Indenture with aggregate gross cash proceeds not in excess of the sum of (a) $50,000,000 (excluding the amounts referred to in clause (b) of this definition) plus (b) the amount of any increase in the outstanding principal amount of such notes as a consequence of such notes being issued at a discount (i.e. accreted value).

“Media Holdings Discount Notes Indenture” means the Indenture dated as of October 10, 2003 between Media Holdings and U.S. Bank, N.A., as trustee, pursuant to which the Media Holdings Discount Notes were issued, as amended, supplemented or otherwise modified.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Payments” means,

(i) with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, cash condemnation awards and other cash compensation received by the Credit Parties in respect of such Casualty Event net of (A) legal, title, transfer and recording tax expenses, commissions, and fees and expenses directly related to such casualty event (including legal, accounting, brokerage, outside consultant and advisor, advertising and closing costs) incurred by the Credit Parties in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property, (C) any Federal, state and local income, transfer or other taxes paid or estimated to be payable by Holdings, Media Holdings or any of the Credit Parties in respect of such Casualty Event and (D) any Permitted Shareholder Tax Distributions and Permitted Holdings Tax Distributions relating to taxes paid or estimated to be payable as a result of such Casualty Event; and

(ii) with respect to any Disposition or Asset Swap, the aggregate amount of all cash payments received by any of the Credit Parties in connection with such Disposition or Asset Swap directly or indirectly, whether at the time of such Disposition or Asset Swap or after such Disposition or Asset Swap under deferred payment arrangements or Investments entered into or received in connection with such Disposition or Asset Swap (including Disposition Investments); provided that

(A) Net Cash Payments shall be net of (I) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses (including legal, accounting, brokerage, outside consultant and advisor, advertising and closing costs) paid or payable by Holdings, Media Holdings or any of the Credit Parties in connection with such Disposition or Asset Swap, (II) any Federal, state and local income, transfer or other taxes paid or reasonably estimated to be payable by any of the Credit Parties as a result of such Disposition or Asset Swap, (III) to the extent not included in the foregoing, any Permitted Holdings Tax Distributions and Permitted Shareholder Tax Distributions related to taxes paid or estimated to be payable as a result of such Disposition or Asset Swap and (IV) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition or Asset Swap undertaken by any Credit Party in connection with such Disposition or Asset Swap;

(B) Net Cash Payments shall be net of any repayments by any of the Credit Parties of Indebtedness to the extent that (I) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition or Asset Swap and (II) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property; and

(C) In addition to but without duplicating any amounts required to be deducted from Net Cash Payments under clauses (A) and (B) above, Net Cash Payments in connection with any Disposition or Asset Swap involving a Relocation shall be net of (a) all reasonable costs (as determined by Borrower (or its successor or assign) in its reasonable discretion) directly related to such Relocation including, without limitation, (i) transaction expenses (including professional advisor’s or broker’s fees and costs and financing and related fees, commissions and expenses, including lender waiver fees), (ii) engineering, construction, equipment and moving costs, (iii) marketing costs, (iv) the estimated aggregate amount of all obligations of any Credit Party (or its successor or its assign) after such Relocation under leases with respect to which it is the lessee immediately prior to such Relocation, (v) any penalties or liabilities incurred (or estimated to be incurred) by any Credit Party (or its success or assign) under contracts which cannot be terminated by such Credit Party (or its successor or assign) prior to such Relocation but which cannot be performed or are no longer necessary (in the sole but reasonable discretion of the Borrower (or its successor or assign)) by any Credit Party (or its successor or assign) following such Relocation, (vi) costs incurred in seeking governmental consents and permits required as part of such Relocation and (vii) costs incurred in seeking FCC consent to move such replaced station’s digital operations to the site of such replacement station’s analog operations (including all expenses of a type set forth in other clauses of this definition) and (b) any Relocation Profits (as defined in the Shop At Home Acquisition Documents), including any Relocation Tax Benefits (as defined in the Shop At Home Acquisition Documents), that are paid or payable to the Shop At Home Sellers or their assignees pursuant to the terms of the Shop At Home Acquisition Documents. Any estimated amounts under this clause (C) shall be based on good faith estimates of the Borrower on the date of the consummation of any Relocation which were reasonable when made but such estimates shall be subject to adjustment within 90 days thereafter.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“New Lender” has the meaning assigned to such term in Section 2.1(b)(ii).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable (including post-petition interest) under the documentation governing any Indebtedness.

“Omnibus Confirmation Agreement” means the Omnibus Confirmation Agreement dated as of June 11, 2004 among the Administrative Agent and the Credit Parties amending and confirming the Credit Parties’ obligations under the Pledge Agreement, the Security Agreement and any related agreements.

“Original Closing Date” means March 20, 2001.

“Original Credit Agreement” has the meaning assigned to such term in the preamble hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Outstanding Amount”, as of any date, means, an amount equal to (A) with respect to Section 2.11(b)(i)(B), the aggregate outstanding principal amount of the Term Loans on such date, and (B) otherwise, the sum of (x) the aggregate Revolving Credit Exposure (as defined in the Initial Revolving Credit Agreement, or any analogous defined term in any successor Revolving Credit Agreement) of all Revolving Credit Lenders on such date plus (y) the aggregate outstanding principal amount of the Term Loans on such date.

“Participant” has the meaning assigned to such term in Section 11.4(f).

“Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Subsidiary of the Borrower) for assets of another Person, which assets are useful in a Permitted Business.

“Permitted Business” means any business of the type engaged in by the Borrower or any of its Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto.

“Permitted Debt” has the meaning assigned to such term in Section 7.1(b).

“Permitted Dividend Amount” shall mean, for any taxable period, the amount by which the Dividend Limitation for the taxable year exceeds the aggregate Permitted Shareholder Tax Distributions paid by the Borrower for such year, including distributions paid or loans made by the Borrower within 105 days after the end of the taxable year for which a distribution is paid or loan is made; provided, that:

(a) if, at the end of any taxable year of the Borrower, the Dividend Limitation for such year exceeds the aggregate Permitted Shareholder Tax Distributions paid by the Borrower for such year, such excess shall be ignored for purposes of computing the Permitted Dividend Amount for any subsequent period;

(b) if, at the end of any taxable year of the Borrower, the aggregate Permitted Shareholder Tax Distributions paid by the Borrower for such year exceed the Dividend Limitation, the Permitted Dividend Amount shall be zero (0) and such excess shall be included in the calculation of the aggregate Permitted Shareholder Tax Distributions paid by the Borrower for the following taxable year(s); and

(c) if Holdings’ S Corporation election made pursuant to Code Section 1362 (or any successor provision) shall be determined to be invalid, or is revoked or terminated, or the QSSS Election shall cease to be in effect for the Borrower, the Permitted Dividend Amount for the Borrower shall be zero (0) from and after the date of such invalidity, revocation, or termination.

“Permitted Holdings Tax Distributions” means cash distributions and/or loans (to be computed by the Tax Accountant) from the Borrower to Media Holdings or Holdings and/or from Media Holdings to Holdings, in respect of any taxable year to permit Holdings to pay its estimated and final state income tax liabilities which are attributable to the taxable income of Media Holdings and/or the Borrower for such taxable year calculated as though Media Holdings and the Borrower were S Corporations. If in any year Holdings or Media Holdings required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of Media Holdings and/or the Borrower calculated as though Media Holdings and the Borrower were S Corporations (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of Holdings, Media Holdings or otherwise), the amount of Permitted Holdings Tax Distributions which may be paid or loaned in such year shall be increased by the amount of such additional taxes.

“Permitted Investments” means:

(1) any Investment in the Borrower or in any of its Subsidiaries;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Borrower or any of its Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Subsidiary of the Borrower; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or any of its Subsidiaries;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.7;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or Holdings;

(6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) loans and advances to employees of the Borrower or any of its Subsidiaries and loans to Affiliates of the Borrower and other Persons not in excess of $5.0 million in aggregate principal amount at any time outstanding (including any such loans and advances by the Borrower made since July 9, 2002) and the cancellation or forgiveness thereof; provided, however, that no such cancellation or forgiveness shall increase the aggregate amount of loans or advances otherwise permitted under this clause (8), and any intercompany loan made by the Borrower’s predecessor to Holdings prior to July 9, 2002, and the cancellation or forgiveness thereof;

(9) the receipt by the Borrower of notes from one or more employees of the Borrower or any of its Subsidiaries in connection with such employees’ acquisition of shares of Holdings’ common stock and any cancellation or forgiveness thereof, so long as no cash is advanced by the Borrower or any of its Subsidiaries to such officers or employees or Holdings in connection with the acquisition of any such obligations or the cancellation or forgiveness thereof;

(10) escrow deposits made pursuant to Investments permitted hereunder or acquisitions;

(11) Investments made in connection with, or accepted as consideration in a Relocation;

(12) Investments relating to LMAs entered into in connection with independently owned broadcast properties, not to exceed an aggregate of $10.0 million;

(13) the loan to Lenard Liberman on July 9, 2002 as described under the heading “Use of Proceeds” in the Borrower’s offering circular dated June 28, 2002 relating to the Notes and any cancellation or forgiveness thereof; and

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $5.0 million.

“Permitted Liens” means:

(1) Liens of any Credit Party securing Indebtedness and other Obligations under the Senior Facilities Documents.

(2) Liens in favor of the Borrower or any of its Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Borrower or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of Section 7.1(b) covering only the assets acquired with such Indebtedness;

(7) Liens existing on the Closing Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens created by (i) the Empire Burbank Mortgage; provided that such Liens shall apply only to the Burbank Office Property and any other property of Empire Burbank referred to in the Empire Burbank Mortgage on the date the Empire Burbank Loan was funded and (ii) the Empire Burbank Lease;

(10) Liens securing Permitted Refinancing Indebtedness where the Liens securing Indebtedness being refinanced were permitted under this Agreement;

(11) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

(12) any interest or title of a lessor under any Capital Lease Obligation;

(13) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(14) Liens encumbering deposits made to secure statutory, regulatory, contractual or warranty obligations, including rights of offset and set-off;

(15) Liens securing Hedging Obligations permitted under this Agreement;

(16) leases or subleases granted to others;

(17) Liens under licensing agreements;

(18) Liens arising from filing UCC financing statements regarding leases;

(19) judgment Liens not giving rise to an Event of Default;

(20) Liens encumbering property of the Borrower or any of its Subsidiaries consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords, and other Liens arising by operation of law and incurred in the ordinary course of business for sums that are not overdue or that are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of such Borrower or Subsidiary in accordance with GAAP;

(21) Liens encumbering property of the Borrower or any of its Subsidiaries incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness for borrowed money) entered into in the ordinary course of business of such Borrower or Subsidiary;

(22) bankers’ liens in the nature of rights of setoff arising in the ordinary course of business of the Borrower or any of its Subsidiaries; and

(23) other Liens permitted under the Initial Revolving Credit Agreement and, to the extent such Liens secure Indebtedness or other obligations, securing Indebtedness or other obligations permitted to be secured thereunder (whether or not the Initial Revolving Credit Agreement is then in effect).

“Permitted Lines of Business” means the television and radio broadcast business, television and radio program production, rental of television, radio and related facilities and properties, outdoor advertising, the leasing or licensing of property or tower space, and general business services related to any of the foregoing and any business incident thereto.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith), provided that the principal amount of Permitted Refinancing Indebtedness used to refinance the Empire Burbank Loan (or Permitted Refinancing Indebtedness in respect thereof) may be increased to an amount not exceeding $4,000,000;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Borrower or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Shareholder Tax Distributions” means cash distributions and/or loans made by the Borrower to Media Holdings, Holdings or the shareholders of Holdings and/or by Media Holdings to Holdings or such shareholders to permit the shareholders of Holdings to pay their estimated and final federal and state income tax liabilities attributable to the income of Media Holdings and/or the Borrower calculated as though Media Holdings and/or the Borrower were an S Corporation. Permitted Shareholder Tax Distributions may be made not more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by the shareholders of Holdings, provided, however, that the amount of such distributions or loans shall not exceed the Permitted Dividend Amount. For purposes of computing the amount of aggregate Permitted Shareholder Tax Distributions for any taxable year, amounts paid in such taxable year by Media Holdings and/or the Borrower to the State of California on behalf of nonresident shareholders as estimated taxes or as withholding taxes pursuant to the California Revenue and Taxation Code shall be treated as Permitted Shareholder Tax Distributions. If nonresident shareholders recontribute to Media Holdings and/or the Borrower any such amounts paid on their behalf, however, the amounts contributed shall be subtracted from the amount of aggregate Permitted Shareholder Tax Distributions for the taxable year in which the contributions are made. If in any year Holdings’ shareholders are required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of Media Holdings and/or the Borrower calculated as though Media Holdings and/or the Borrower were S Corporations (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of Holdings, or otherwise), the amount of Permitted Shareholder Tax Distributions which may be paid in such year shall be increased by the amount of such additional taxes as determined by a Tax Accountant. Notwithstanding any other provision in this Agreement to the contrary, in the event that in any future tax period Holdings fails to qualify as an S Corporation for California and/or other state tax purposes or otherwise fails to receive the benefits of S Corporation tax treatments, but continues to maintain its S Corporation status for federal income tax purposes, the amount that can be distributed or loaned under this paragraph or any other provisions of this Agreement shall include and shall be increased by the amount of California and/or other state taxes imposed on such distributions and loans (including the additional distributions and loans under this sentence). For the avoidance of doubt, in determining the amounts that can be distributed to pay the tax liabilities of the shareholders of Holdings or any of its Subsidiaries under this definition and other provisions of this Agreement, if there are multiple distributions and/or loans (e.g., an amount from the Borrower to Media Holdings and the same amount from Media Holdings to Holdings), such a series of distributions and/or loans shall be only counted once.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA including but not limited to any Pension Plan or Multiemployer Plan.

“Pledge Agreement” means the Pledge Agreement dated as of the Original Closing Date between the Credit Parties and Fleet National Bank, as predecessor administrative agent, as confirmed and amended by the Confirmation of Pledge Agreement, the Omnibus Confirmation Agreement and the Second Omnibus Confirmation Agreement, as such agreement may be further amended, supplemented or otherwise modified from time to time, including the addition of new Credit Parties in accordance with Section 6.9.

“Post-Default Rate” means, for Base Rate Loans, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin plus 2%, and, for LIBOR Loans, a rate per annum equal to the Adjusted LIBO Rate plus the Applicable Margin plus 2%.

“Prime Rate” means the rate of interest per annum announced from time to time by Credit Suisse, as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Credit Agreements” has the meaning assigned to such term in the preamble hereof.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

“Proprietary Rights” has the meaning assigned to such term in Section 4.5(b).

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the reasonable opinion of the Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“QSSS Election” means the election to treat any Person as a qualified Subchapter S subsidiary pursuant to Code Section 1361(b)(3) (or any successor provision).

“Qualifying IPO” means the consummation by Holdings, on or before December 31, 2008, of an initial public offering of common stock with gross proceeds to Holdings (without deduction of commissions) of $75,000,000 or more.

“Qualifying IPO Closing Date” means the date on which all the following conditions have been satisfied:

(a) a Qualifying IPO has been consummated and

(b) the Administrative Agent has received

(i) copies of the Holdings Merger Agreement and the Assumption Agreement, executed by each of the parties thereto,

(ii) a copy of the file stamped certificate of merger with respect to the Holdings Merger as filed with the Secretary of State of the State of California (or, if such file stamped certificate is unavailable, a certificate of the Borrower certifying that a pre-cleared certificate of merger with respect to the Holdings Merger was submitted to the Secretary of State of the State of California),

(iii) a copy of the file stamped certificate of merger with respect to the Holdings Merger as filed with the Secretary of State of the State of Delaware,

(iv) an opinion of O’Melveny & Myers LLP, substantially in the form of Exhibit F annexed hereto, with such changes thereto as are reasonably satisfactory to the Administrative Agent, and

(v) a certificate of a Financial Officer of the Borrower to the effect that the conditions set forth in clauses (a) and (b)(i)-(iv) above have been satisfied.

“Qualifying IPO Funding Transactions” means the following payments made from the net proceeds of a Qualifying IPO:

(a) Holdings may make (i) the Alta Repayment and (ii) dividends and distributions to its shareholders who were shareholders on the date hereof not later than fifteen months after the consummation of such Qualifying IPO;

(b) Holdings shall contribute substantially all of the net proceeds of such Qualifying IPO (other than the amount described in clause (a) above) to Media Holdings within 10 Business Days of such Qualifying IPO;

(c) Media Holdings may redeem, repurchase, prepay or otherwise acquire (whether pursuant to the optional redemption provisions, in open market transactions or otherwise), not later than fifteen months after the consummation of such Qualifying IPO, all or any portion of the outstanding principal amount of the Media Holdings Discount Notes and pay premiums (including call premiums, early tender premiums or consent premiums) and interest thereon, which may consist of accrued interest, plus, if applicable, an amount of interest calculated on the basis of the next succeeding contractual redemption or maturity date;

(d) Media Holdings shall contribute substantially all of the net proceeds of such Qualifying IPO (other than the amounts described in clauses (a) and (c) above) to the Borrower within 10 Business Days of such Qualifying IPO; and

(e) the Borrower may redeem, repurchase, prepay or otherwise acquire (whether pursuant to the optional redemption provisions, in open market transactions or otherwise), not later than fifteen months after the consummation of such Qualifying IPO, all or any portion of the outstanding principal amount of the Senior Subordinated Notes and pay premiums (including call premiums, early tender premiums or consent premiums) and interest thereon, which may consist of accrued interest, plus, if applicable, an amount of interest calculated on the basis of the next succeeding contractual redemption or maturity date;

it being understood and agreed that so long as the sum of the amounts in clauses (a), (c) and (e) above does not exceed the net proceeds of a Qualifying IPO, such amounts shall be deemed to be from the net proceeds of a Qualifying IPO no matter the source of such amounts. In no event shall the amount of distributions and dividends to the shareholders of Holdings described in clause (a)(ii) above exceed the lesser of (x) $5,000,000 and (y) the excess of the gross proceeds of such Qualifying IPO (without deduction for any commissions or underwriters’ discount) over $75,000,000.

“Quarterly Dates” means the last day of each fiscal quarter of the Credit Parties, the first of which shall be June 30, 2006.

“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of the Closing Date, among the Borrower and each of its Subsidiaries.

“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest then owned by any Credit Party in any real property.

“Register” has the meaning assigned to such term in Section 11.4(d).

“Registered Rights” has the meaning assigned to such term in Section 4.5(b).

“Registration Statement” means the Registration Statement on Form S-1 filed by Holdings for the registration of the initial public offering of the Class A Common Stock with the Securities and Exchange Commission, as may be amended from time to time, or any subsequent registration statements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Reinvested Excess Net Cash Payments” means, with respect to any Asset Swap or Disposition resulting in any Excess Net Cash Payments, as of any date of determination, without duplication, any Excess Net Cash Payments resulting from such Asset Swap or Disposition that (without duplication), (a) so long as (x) such date is less than 360 days after the receipt of the Excess Net Cash Payments in respect of such Asset Swap or Disposition, are described in a Reinvestment Certificate or any subsequent certificate as intended to be applied to reinvestment in the Reinvestment Assets, and (y) the Borrower has not determined not to apply any such amounts to investment in Reinvestment Assets or (b) have been applied to reinvestment in the Reinvestment Assets on or prior to such date.

“Reinvestment Assets” means, with respect to any Asset Swap or Disposition resulting in any Excess Net Cash Payments, Permitted Investments (excluding those described in clause (2) of the definition thereof), Restricted Investments permitted hereunder, assets similar to those subject to the applicable Disposition or Asset Swap, or in other assets used in a Permitted Line of Business, Acquisitions permitted hereunder or Capital Expenditures permitted hereunder.

“Reinvestment Certificate” means, with respect to any Asset Swap or Disposition resulting in any Excess Net Cash Payments, a certificate delivered pursuant to Section 2.11(b)(i)(A) and certifying that the Borrower intends to reinvest all or a portion of the Excess Net Cash Payments relating to such Asset Swap or Disposition in Reinvestment Assets.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relocation” means with respect to any television Broadcast Station, (1) any transaction in which a 700 MHz Holder (or any other Person) offers consideration (which consideration consists of a different frequency or frequencies and/or other cash or non-cash consideration) to any Credit Party for the cessation of broadcasting on any of the existing analogue and/or digital frequencies of such Broadcast Station in order to accommodate the spectrum needs of such 700 MHz Holder, including the prevention of interference with such 700 MHz Holder’s operations, and such Credit Party is not ordered or directly or indirectly required by the FCC or any other Governmental Authority to enter into such transaction, or (2) any transaction in which FCC or any other Governmental Authority orders or otherwise directly or indirectly requires any Credit Party to cease broadcasting on any of its existing analogue and/or digital frequencies in order to accommodate the spectrum needs of any 700 MHz Holder, including the prevention of interference with such 700 MHz Holder’s operations, with or without any consideration. Without limiting the generality of the foregoing, the term Relocation shall include any “Relocation” as defined in the Shop At Home Acquisition Documents as in effect on March 20, 2001. As used herein, “700 MHz Holder” means a holder of a 700 MHz license or construction permit.

“Relocation Profits” has the meaning given such terms in the Shop At Home Acquisition Documents.

“Remaining Excess Net Cash Payments” means, with respect to any Excess Net Cash Payments in respect of any Asset Swap or Disposition, as of any date, the amount of such Excess Net Cash Payments received by the Borrower and its Subsidiaries from such Asset Swap or Disposition (or, if the Asset Sale Prepayment Percentage is 50%, then 50% of such amount of Excess Net Cash Payments) since the last Asset Sale Prepayment Date relating to the applicable Asset Swap or Disposition (or, if there has been no such date, since the date of such Asset Swap or Disposition), less the sum of (a) the aggregate amount of Reinvested Excess Net Cash Payments, (b) the aggregate amount of all optional prepayments of the Term Loans pursuant to Section 2.11(a) above made with such Excess Net Cash Payments on or prior to such date, (c) the aggregate amount of all prepayments of the Revolving Credit Loans (and providing cover for LC Exposure) under the Revolving Credit Agreement, in each case to the extent accompanied by a permanent reduction of the Revolving Credit Commitments (or equivalent defined terms in subsequent Revolving Credit Agreements) made with such Excess Net Cash Payments on or prior such date, (d) the aggregate amount of Term Loans with respect to which the Borrower has made any offer to prepay with such Excess Net Cash Payments on or prior to such date (whether or not the Lenders have accepted any such offer), and (e) in the case of any Asset Sale Prepayment Date described in clause (d) of the definition thereof, less 100% of any transaction expenses associated with such Disposition or Asset Swap not previously deducted in the determination of Excess Net Cash Payments plus (or minus, as the case may be) 100% (or if the Asset Sale Prepayment Percentage is 50%, then 50%) of any other adjustment received or paid by the Borrower or any Subsidiary pursuant to the respective agreements giving rise to such Disposition or Asset Swap and not previously taken into account in the determination of the Excess Net Cash Payments.

“Required Lenders” means Lenders having Loans representing in excess of 50% of the sum of the total Loans.

“Required Revolving Credit Lenders” means, at any time, Senior Lenders having Revolving Credit Loans and LC Exposure representing more than 50% of the sum of the total Revolving Credit Loans and LC Exposure then outstanding.

“Required Senior Lenders” means, at any time, Senior Lenders having Senior Loans, LC Exposure, unused Revolving Credit Commitments and, prior to the funding of the Term Loans, unused Term Loan Commitments representing more than 50% of the sum of the total Senior Loans and LC Exposure then outstanding plus unused Revolving Credit Commitments and unused Term Loan Commitments at such time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.4(a)(iv).

“Revolving Credit Agent” means Credit Suisse as administrative agent for the Revolving Credit Lenders.

“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of the Closing Date among the Borrower, the Guarantors, the lenders party thereto, the agents party thereto and Credit Suisse as administrative agent, as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding subsidiaries of the Borrower as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Revolving Credit Commitment Increases” means any increases in the amount of the Revolving Credit Facility pursuant to the Revolving Credit Agreement.

“Revolving Credit Documents” means the Revolving Credit Agreement, the Intercreditor Agreement any promissory notes evidencing the Revolving Credit Facility, any collateral documents securing the Revolving Credit Facility and any other instruments or documents delivered or to be delivered from time to time pursuant to the Revolving Credit Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Revolving Credit Facility” means the Revolving Credit Facility provided to the Borrower pursuant to the Revolving Credit Agreement, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding subsidiaries of the Borrower as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder. On the Closing Date that aggregate commitments of the Revolving Credit Lenders shall be $150,000,000.

“Revolving Credit Lender” means any Person holding a Revolving Credit Commitment pursuant to the Revolving Credit Agreement.

“Revolving Credit Loans” means those certain revolving credit loans made to the Borrower pursuant to the Revolving Credit Agreement.

“S Corporation” means a small business corporation within the meaning of Code Section 1361 (or any successor provision) for which an election is in effect under Code Section 1362(a) (or any successor provision).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Second Confirmation of Subordination Agreements” means the Second Confirmation of Subordination Agreements dated as of June 11, 2004 among Alta, Holdings and the Administrative Agent.

“Second Omnibus Confirmation Agreement” means the Second Omnibus Confirmation Agreement dated as of the date hereof among the Collateral Agent, the Administrative Agent, the Revolving Credit Agent and the Credit Parties, substantially in the form of Exhibit C, amending and confirming the Credit Parties’ obligations under the Pledge Agreement, the Security Agreement and any related agreements, as the same may be amended, supplemented or otherwise modified from time to time.

“Secured Obligations” has the meaning set forth in the Security Agreement and the Pledge Agreement.

“Security Agreement” means the Amended and Restated Security Agreement dated as of July 9, 2002 between the Administrative Agent and the Credit Parties, as confirmed and amended by the Omnibus Confirmation Agreement and the Second Omnibus Confirmation Agreement and thereafter in accordance with Section 6.9, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Commitment Increases” means the sum of any Revolving Credit Commitment Increases and Term Loan Increases.

“Senior Facilities Documents” means the Revolving Credit Documents and the Loan Documents.

“Senior Facilities Maximum Increase Amount” means $50,000,000.

“Senior Lenders” means the Revolving Credit Lenders and the Term Loan Lenders.

“Senior Loans” means the Revolving Credit Loans and the Term Loans.

“Senior Subordinated Notes” means the Borrower’s 10 1/8% Senior Subordinated Notes due 2012, including any Additional Notes and Exchange Notes (as each such term is defined in the Senior Subordinated Note Indenture), in each case as issued pursuant to the Senior Subordinated Note Indenture in an aggregate principal amount not in excess of $200,000,000, as amended, supplemented or otherwise modified.

“Senior Subordinated Note Indenture” means the Indenture dated as of July 9, 2002, among the Borrower, the Guarantors and U.S. Bank, N.A., as trustee, pursuant to which the Senior Subordinated Notes were issued, as amended, supplemented or otherwise modified.

“Shop At Home Acquisition” means the acquisition on March 20, 2001 by Liberman Television of Houston, Inc. and KZJL License Corp. from the Shop At Home Sellers of the Broadcast Station KZJL-TV in Houston, Texas.

“Shop At Home Acquisition Documents” means the Asset Purchase Agreement, dated November 10, 2000, among the Borrower, Liberman Television of Houston, Inc. and KZJL License Corp. and the Shop At Home Sellers, as amended by First Amendment to Asset Purchase Agreement dated as of December 22, 2000, the Second Amendment to Asset Purchase Agreement dated as of February 27, 2001 and the Third Amendment to Asset Purchase Agreement dated as of March 15, 2001 and all related instruments, agreements and other documents entered into by any Credit Party and any Shop At Home Seller in connection therewith, in each case as amended, supplemented or modified.

“Shop At Home Sellers” means Shop At Home, Inc., SAH – Houston Corporation, SAH-Houston License Corp. and SAH License, Inc.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof.

“Special Counsel” means Edwards Angell Palmer & Dodge LLP, in its capacity as special counsel to Credit Suisse, as Administrative Agent and Credit Suisse Securities (USA) LLC, as Joint Lead Arranger.

“Specified Parent Debt” means indebtedness of Holdings other than (i) indebtedness in respect of notes issued under the Holdings Securities Purchase Documents, (ii) indebtedness under any note issued by Holdings to satisfy its obligations under the Management Incentive Contracts, (iii) any indebtedness owing to the Borrower or any of its Subsidiaries and (iv) indebtedness of any Subsidiary of Holdings.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholder Voting Agreement” means the Voting Agreement by and between Lenard Liberman and Jose Liberman (if any) to be executed in connection with the IPO, substantially in the form delivered to the Administrative Agent from time to time, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Subordinated Indebtedness” means (a) the Senior Subordinated Notes, (b) any Liberman Subordinated Debt, and (c) any Indebtedness of any Credit Party, incurred after the Effective Time which is subordinated to the payment of the Senior Loans.

“Subordination Documents” means the Alta Subordination Agreement, the Investor Subordination Agreement and the Liberman Subordination Agreements.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrower.

“Suspended Losses” means the aggregate amount of losses and deductions of Holdings which have been taken into account by the shareholders of Holdings and disallowed under Code section 1366(d) (or successor provisions) in a prior taxable year.

“Tax Accountant” means any one of the five largest nationally recognized independent accounting firms, or any other independent accounting firm jointly approved by the Administrative Agent and the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” has the meaning assigned to such term in Section 2.1(a).

“Term Loan Commitment” means, with respect to each Term Loan Lender, the agreement of such Lender to make a Term Loan to the Borrower on the Closing Date. The amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.1. The aggregate original amount of the Term Loan Commitments is $110,000,000.00.

“Term Loan Increase” has the meaning assigned to such term in Section 2.1(b)(i).

“Term Loan Increase Date” has the meaning assigned to such term in Section 2.1(b)(iii).

“Term Loan Lender” means, (a) initially, a Lender that has a Term Loan Commitment set forth opposite its name on Schedule 2.1 and who has made a Term Loan to the Borrower at the Effective Time, and (b) thereafter, the Lenders from time to time holding Term Loans after giving effect to any assignments thereof permitted by Section 11.4.

“Term Loan Maturity Date” means March 31, 2012.

“Term Notes” means the promissory notes, substantially in the form of Exhibit A, issued by the Borrower in favor of the Term Loan Lenders.

“Termination Agreement” means the Termination Agreement among LBI Holdings I, Inc., Liberman Broadcasting, Inc., a Delaware corporation, and Alta that may be executed in connection with the IPO, substantially in the form delivered to the Administrative Agent from time to time.

“Third Confirmation of Subordination Agreements” means the Third Confirmation of Subordination Agreements dated as of the date hereof among Alta, Holdings and the Administrative Agent, substantially in the form of Exhibit N annexed hereto.

“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities or other ownership interests having the ordinary power to vote, in the absence of contingencies but after giving effect to the exercise and/or conversion of all outstanding options, warrants, and other securities which by their terms are convertible into voting securities, are entitled to cast in the election of directors, general partners or managers of such Person.

“Transactions” means with respect to each Credit Party and Holding Company, (i) the execution, delivery and performance by the Borrower or such other Credit Party of the Senior Facilities Documents, and the documents related thereto, the borrowing of Loans and the use of the proceeds thereof, and (ii) all transactions contemplated by the foregoing.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Adjusted Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“Voluntary Relocation” means with respect to any television Broadcast Station, any Relocation described in clause (1) of the definition of the term Relocation. Without limiting the generality of the foregoing, the term Voluntary Relocation shall include any “Voluntary Relocation” as defined in the Shop At Home Acquisition Documents as in effect on March 20, 2001.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Base Rate Loan” or a “LIBOR Loan”). In similar fashion, Borrowings may be classified and referred to by Type.

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in Articles 6 and 7 in respect of the affirmative and negative covenants to be performed by the Credit Parties shall be interpreted to mean, with respect to Article 6, that the Borrower will, and will cause each of the other Credit Parties to, comply with such covenant, and, with respect to Article 7, that the Borrower will not, and will not permit any of the other Credit Parties to, violate such covenant.

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), the Administrative Agent and the Borrower shall negotiate in good faith to amend any such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, further, however, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

The Credits

2.1 Term Loan Commitments.

(a) Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make Term Loans (each such term loan being herein called a “Term Loan”) to the Borrower in the full amount of its Term Loan Commitment; provided that Borrowings of Term Loans may only be made (A) at the Effective Time on satisfaction (or waiver in accordance with Section 11.2) of the conditions in Sections 5.1 and 5.2 and (B) on a Term Loan Increase Date pursuant to a Term Loan Increase. Principal amounts of Term Loans that have been repaid or prepaid may not be reborrowed. For the avoidance of doubt, (i) all “Revolving Credit Loans” made under the Existing Credit Agreement and outstanding immediately prior to the Effective Time shall either continue to be maintained as Revolving Credit Loans under and governed by the Revolving Credit Agreement or shall be converted into Term Loans under this Agreement and (ii) the parties hereto further agree that on the Closing Date, all unpaid Obligations under the Existing Credit Agreement (including without limitation all unpaid interest, fees and expenses) outstanding as of the Closing Date shall be deemed to be owing under and governed by the Revolving Credit Loan Agreement or under this Agreement, as applicable.

(b) Term Loan Increases.

(i) In the event that the aggregate amount of Senior Commitment Increases is less than the Senior Facilities Maximum Increase Amount, the Borrower shall have the right, at any time and from time to time prior to the Term Loan Maturity Date, by delivering written notice to the Administrative Agent, to request additional Term Loans (a “Term Loan Increase”); provided that the aggregate Term Loan Increases plus the aggregate Revolving Credit Commitment Increases shall not at any time exceed the Senior Facilities Maximum Increase Amount.

(ii) Upon receipt of a written request from the Borrower, the Administrative Agent and the Joint Lead Arrangers shall attempt to arrange and syndicate such Term Loan Increase, by contacting one or more new lenders (the “New Lenders”) or one or more existing Lenders to determine whether such New Lenders desire to make additional Term Loans, and/or whether any such existing Lender, in its sole discretion, desires to increase the aggregate outstanding principal amount of its Term Loans. Each such Term Loan Increase shall be arranged and syndicated by the Administrative Agent and the Joint Lead Arrangers, and any New Lenders shall be selected by the Administrative Agent and the Joint Lead Arrangers in consultation with the Borrower. The Administrative Agent’s and the Joint Lead Arrangers’ agreements to arrange and syndicate any such Term Loan Increase shall not be deemed to constitute a commitment, or an offer, to provide, such Term Loan Increase or a representation, direct or implied, that such arrangement and syndication will be successful. The Borrower shall pay to the Administrative Agent and the Joint Lead Arrangers such fees and expenses in connection with arranging and syndicating each such Term Loan Increase as may be agreed by the Borrower, the Administrative Agent and the Joint Lead Arrangers to achieve a successful syndication of such Term Loan Increase, and no portion of such fees shall be allocable to any Persons other than the Administrative Agent, the Joint Lead Arrangers, Lenders increasing the aggregate outstanding principal amount of their Term Loans or the New Lenders, unless otherwise agreed by the Administrative Agent and the Joint Lead Arrangers. The Administrative Agent and the Joint Lead Arrangers shall have no liability to the Borrower or the Lenders if the Administrative Agent and the Joint Lead Arrangers are unable to successfully arrange and syndicate any requested Term Loan Increase. The Borrower may request Term Loan Increases on any number of occasions, subject to the conditions and provisions set forth herein. No Lender shall have any obligation to increase the aggregate outstanding principal amount of its Term Loans.

(iii) If the Administrative Agent and the Joint Lead Arrangers are able to successfully arrange and syndicate any requested Term Loan Increase, such Term Loan Increase shall become effective on the date specified by the Administrative Agent (each such date being referred to a “Term Loan Increase Date”); provided that (A) no Default shall exist on the Term Loan Increase Date both before and after giving effect to such proposed Term Loan Increase on the Term Loan Increase Date; (B) the Borrower shall have paid all fees and expenses in connection with the arrangement and syndication of such Term Loan Increase and (C) the Borrower shall have delivered or caused to be delivered to the Administrative Agent any certificates or other documents reasonably requested by the Administrative Agent in connection with such Term Loan Increase, provided that the Applicable Margin (which for such purposes only, shall be deemed to include all fees or original issue discount (but not customary upfront fees) payable to all Lenders providing such Term Loan Increase) relating to any Term Loan Increase shall not exceed the Applicable Margin (which for such purposes only, shall be deemed not to include all upfront or similar fees payable to the Lenders of the Term Loans) relating to the Term Loans immediately prior to the Term Loan Increase Date by more than 0.25% per annum. In the event the Administrative Agent and the Joint Lead Arrangers shall be unable to successfully arrange and syndicate any requested Term Loan Increase within thirty days of the date of any written request by the Borrower for such Term Loan Increase, such request by the Borrower shall be deemed to have expired and the Administrative Agent and the Joint Lead Arrangers shall have no further obligation to continue such arrangement and syndication efforts; provided that the expiration of such thirty-day period shall not limit the Borrower’s right to make one or more additional requests for a Term Loan Increase.

(iv) On each Term Loan Increase Date, subject to the satisfaction of the foregoing terms and conditions, and subject to the limitations set forth in clause (v) of this Section 2.1(b): (w) each New Lender taking part in such Term Loan Increase shall enter into one or more Lender Joinder Agreements or other documents in form and substance reasonably satisfactory to the Administrative Agent, and upon execution of such Lender Joinder Agreements or other documents, such New Lender taking part in such Term Loan Increase shall be deemed to be a “Lender” under this Agreement and the other Loan Documents; (x) the outstanding principal amount of the Term Loans shall be adjusted to take into account the additional Term Loans of the New Lenders taking part in such Term Loan Increase and the increases, if any, in the outstanding principal amount of the Term Loans of the existing Lenders, and (y) each existing Lender who is increasing the outstanding principal amount of its Term Loans shall have returned to the Administrative Agent for cancellation its Term Note, if any, and the Borrower shall have executed and delivered to the Administrative Agent for the benefit of each New Lender taking part in such Term Loan Increase, to the extent requested by such New Lender, and each existing Lender who is increasing the outstanding principal amount of its Term Loans a new Term Note, to the extent requested by such existing Lender in each case, in the aggregate principal amount of such Lender’s outstanding principal amount of its Term Loans after giving effect to the Term Loan Increase. Each of the Lenders hereby authorizes the Administrative Agent to revise Schedule 2.1 on each Term Loan Increase Date to reflect such increase without an amendment to this Agreement.

(v) Notwithstanding anything to the contrary set forth in this Section 2.1(b), in no event shall any Term Loan Increase result in any increase or decrease in the amount of any Lender’s the outstanding principal amount of its Term Loans without such Lender’s prior written consent.

(vi) Each Term Loan made pursuant to a Term Loan Increase will be secured by the Collateral, pari passu with the other Senior Loans and will be deemed to be part of the Guaranteed Obligations under Article 3.

2.2 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of Base Rate Loans or LIBOR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for a LIBOR Borrowing, such Borrowing shall be in an aggregate amount at least equal to $500,000 or any greater multiple of $100,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is at least equal to $100,000 or any greater multiple of $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten LIBOR Borrowings outstanding.

2.3 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (i) in the case of a LIBOR Borrowing, not later than 1:00 p.m., New York time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of a Base Rate Borrowing not later than 1:00 p.m., New York time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and may be delivered by hand delivery or telecopy to the Administrative Agent of the written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Each such written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of such Borrowing;

(ii) the effective date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing;

(iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5;

(vi) on each Term Loan Increase Date, a certification that the Loans being incurred on such date, after giving effect to such Borrowing Request, are not incurred in violation of the Senior Subordinated Note Indenture, the Media Holdings Discount Notes Indenture, or Section 7.1(a) hereof, including detailed calculations evidencing the same.

(c) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4 [Reserved].

2.5 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender (and if the applicable Lender fails to pay immediately upon demand, the Borrower) agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this Section 2.5 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments to the extent required by this Agreement or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. The Borrower may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.6, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3(a) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options for continuations or conversions are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

(f) The Borrower shall not be obligated to deliver a Borrowing Request in connection with any election to convert any Borrowing to a different Type or to continue any Borrowing or, in the case of a LIBOR Borrowing, any election of an Interest Period therefor pursuant this Section 2.6.

2.7 Termination of Commitments.

(a) Unless previously terminated, the Term Loan Commitments shall terminate on the close of business on the Closing Date; provided that additional Term Loan Commitments may be available on any Term Loan Increase Date in accordance with Section 2.1(b).

2.8 [Reserved].

2.9 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment in its sole discretion); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If a Lender refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 11.2, requires consent of 100% of the Lenders (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and the Borrower has obtained a written commitment from another Lender or an Eligible Assignee to purchase at par (plus accrued interest, fees and other amounts payable to the Subject Lender hereunder) the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an issuing lender with respect to any letters of credit outstanding under the Revolving Credit Agreement (unless all such letters of credit are terminated or arrangements satisfactory to such issuing lender (such as a “back-to-back” letter of credit) are made), (iii)

the Required Lenders have so consented and (iv) if applicable, the Subject Lender is unwilling to withdraw its refusal to consent within 2 Business Days after receipt by the Subject Lender and Administrative Agent of a written request to do so from the Borrower, the Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 11.4, provided that, prior to or concurrently with such replacement, (1) the Borrower has paid to the Subject Lender all amounts required to be paid to such Lender under this Agreement through the effective date of the assignment, (2) the processing fee required to be paid by Section 11.4(b)(iii) shall have been paid by the Borrower or the Assignee to Administrative Agent, (3) all of the requirements for such assignment contained in Section 11.4, including the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment and Acceptance Agreement (which each Subject Lender shall be obligated to provide with respect to its interest in the Loans in connection with the Borrower’s exercise of its rights under this subsection) and other supporting documents, have been fulfilled and (4) each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender refused to consent. Notwithstanding the foregoing no Subject Lender shall be obligated to assign its Loans unless such Subject Lender receives payment of the purchase price and all other amounts described in clause (i) above as a condition to such assignment.

2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay on each Quarterly Date occurring prior to the Term Loan Maturity Date (commencing with June 30, 2006), to the Administrative Agent for the account of the Term Loan Lenders principal payments in the amount equal to the sum of (i) 0.25% of the original principal amount of the Term Loans after the initial Borrowing on the Closing Date plus (ii) 0.25% of the original principal amount of each Term Loan made pursuant to a Term Loan Increase after the Borrowing on the applicable Term Loan Increase Date. To the extent not previously paid, all Term Loans shall be due and payable in full on the Term Loan Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) If so requested by any Lender by written notice to the Borrower, the Borrower shall prepare, execute and deliver to such Lender, a Term Note in the principal amount of such Lender’s Term Loan.

2.11 Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (other than LIBOR Loan breakage costs as provided in Section 2.16), subject to prior notice in accordance with paragraph (e) of this Section 2.11 and provided that each such prepayment shall be in an amount that is at least equal to $500,000 or any greater multiple of $100,000 or any lesser amount remaining outstanding. Each prepayment of Loans shall be applied in accordance with paragraph (c) of this Section 2.11.

(b) Mandatory Offers to Prepay. The Borrower shall make offers to prepay the Term Loans hereunder as follows:

(i) Sale of Assets.

(A) Notice. The Borrower agrees to deliver to the Administrative Agent, on or prior to the date thirty days after the occurrence of any Disposition or series of Dispositions or any Asset Swap or series of Asset Swaps by any Credit Party which cause the aggregate Net Cash Payments in any fiscal year in respect of Dispositions and Asset Swaps to exceed $5,000,000 (such amount in excess of such $5,000,000 being referred to herein as the “Excess Net Cash Payments”), a statement certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, (1) setting forth the estimated amount of the Excess Net Cash Payments of such Disposition or Asset Swap that on the date of such Disposition or Asset Swap were received by any Credit Party in cash, (2) indicating the amount, if any, of the Excess Net Cash Payments in respect of such Disposition or Asset Swap which the Borrower intends to reinvest in Reinvestment Assets, and (3) setting forth the calculations of the Asset Sale Prepayment Percentage as of the date of such Disposition or Asset Swap; provided that if the Asset Sale Prepayment Percentage is 0%, then such statement shall not require the information set forth in clauses (1) and (2) above.

(B) Prepayment. On each Asset Sale Prepayment Date, the Borrower will make an offer to prepay the Term Loans in an amount equal to the lesser of (1) the Remaining Excess Net Cash Payments as of such date and (2) the Outstanding Amount as of such date.

(C) Subsequent Notice. Upon any offer to prepay the Term Loans on a date described in clause (d) of the definition of Asset Sale Prepayment Date, the Borrower shall provide a certificate of a Financial Officer setting forth calculations (in form and detail reasonably satisfactory to the Administrative Agent) of, and certifying as to the Borrower’s intended application of, the amount of any Excess Net Cash Payments received during the quarterly fiscal period ending on the date of the financial statements required to be delivered on or prior to such date.

(D) Prepayment of Revolving Credit Loans. In addition to any obligation to make an offer to prepay Term Loans with any Excess Net Cash Payments relating to any Asset Swap or Disposition in accordance with Section 2.11(b)(i)(B), the Borrower shall be required to prepay the Revolving Credit Loans on any Asset Sale Prepayment Date to the extent required in Section 2.11(b) of the Initial Revolving Credit Agreement (or any equivalent section(s) of any successor Revolving Credit Agreement).

(ii) Proceeds of Casualty Events. To the extent any Credit Party shall receive excess Net Cash Payments in respect of insurance, condemnation awards or other compensation in respect of any Casualty Event affecting any property of any Credit Party in excess of $1,000,000 in any fiscal year, then the Borrower may apply such excess Net Cash Payments, within 360 days after such receipt (or 30 days following such earlier date after such receipt as such Credit Party shall have determined not to repair, replace or restore such property), to the repair or replacement of such property or to Permitted Investments (excluding those described in clause (2) of the definition thereof) or to Restricted Investments otherwise permitted hereunder, reinvestment in similar assets to those subject to the Casualty Event or in other assets used in a Permitted Line of Business or Capital Expenditures permitted hereunder. Upon the expiration of such 360-day period (or upon any such earlier date), the Borrower shall apply such excess Net Cash Payments (to the extent not so reinvested or intended to be reinvested) as follows:

(A) if at the time of such receipt the Revolving Credit Facility is outstanding and any commitment under the Revolving Credit Agreement has not been terminated, at the election of the Borrower, either to:

(1) make an offer to prepay the Term Loans hereunder,

(2) make a voluntary prepayment of the Term Loans hereunder in accordance with Section 2.11(a), and/or

(3) make a prepayment of the Revolving Credit Loans (and provide cover for LC Exposure) under the Revolving Credit Agreement, which shall be accompanied by a permanent reduction of the commitments under the Revolving Credit Agreement, as specified in Section 2.4(i) and 2.11(b)(i) of the Initial Revolving Credit Agreement (or the equivalent section(s) of any successor Revolving Credit Agreement), or

(B) after the Revolving Credit Facility has been paid in full and all commitments hereunder have been terminated, at the election of the Borrower, either to (1) make an offer to prepay the Term Loans hereunder and/or (2) make a voluntary prepayment of the Term Loans in accordance with Section 2.11(a);

such voluntary prepayment or accepted offer of prepayment to be applied in each case in the manner and to the extent specified in paragraph (c) of this Section 2.11 or such offer to prepay to be effected in each case in the manner and to the extent specified in paragraph (d) of this Section 2.11.

(C) The obligation of the Borrower to apply excess Net Cash Payments on any date to on which the Borrower is required to apply such excess Net Cash Payments as required above to (1) make voluntary prepayments of the Term Loans, make prepayments of the Revolving Credit Loans and make offers to prepay the Term Loans under clause (A) above, or (2) to make voluntary prepayments or offers to prepay the Term Loans under clause (B) above, shall be limited to the Outstanding Amount as of such date.

(iii) Proceeds Otherwise Required to Pay Subordinated Debt. Notwithstanding anything herein to the contrary, in the event that any of the Credit Parties shall have consummated (A) any “Asset Sale” (as defined in the Senior Subordinated Note Indenture), (B) any “Asset Sale” (as defined in the Media Holdings Discount Notes Indenture), (C) prior to the Alta Repayment Date, any “Sale of the Company” (as defined in the Holdings Securities Purchase Documents), (D) any Disposition or similar term as defined in the documents governing any Holding Company Debt or (E) any Disposition or similar term defined in the documents governing any other Subordinated Indebtedness that, in any such case, result in Net Cash Payments that would not be required to be applied in the manner specified under Section 2.11(b)(i) or under Section 2.11(b)(i) of the Initial Revolving Credit Agreement (or any analogous provision in any successor Revolving Credit Agreement), the Credit Parties, to the extent that the Senior Subordinated Note Indenture, the Media Holdings Discount Notes Indenture, prior to the Alta Repayment Date, the Holdings Securities Purchase Documents or the documents governing such other Holding Company Debt or Subordinated Indebtedness would require any prepayment or redemption of the Senior Subordinated Notes or any Holding Company Debt or warrants issued by any Holding Company pursuant to the Media Holdings Discount Notes Indenture, the Holdings Securities Purchase Documents or the documents governing such other Holding Company Debt or other Subordinated Indebtedness, respectively, shall be required, no later than one Business Day prior to the date on which the Borrower would otherwise be required to prepay or redeem any such Indebtedness or warrants,

(A) if at the time of such consummation the Revolving Credit Facility is outstanding and any commitment thereunder has not been terminated, the Borrower shall apply the amount of any such prepayment or redemption that would be so required, at its election, to:

(1) make an offer to prepay the Term Loans hereunder,

(2) make a voluntary prepayment of the Term Loans hereunder in accordance with Section 2.11(a), and/or

(3) make a prepayment of the Revolving Credit Loans (and provide cover for LC Exposure) under the Revolving Credit Agreement, which shall be accompanied by a permanent reduction of the commitments under the Revolving Credit Agreement, as specified in Section 2.4(i) and 2.11(b)(i) of the Initial Revolving Credit Agreement (or the equivalent section(s) of any successor Revolving Credit Agreement), or

(B) after the Revolving Credit Facility has been paid in full and all commitments hereunder have been terminated, the Borrower shall apply the amount of any such prepayment or redemption that would be so required either, at its option, to (1) make an offer to prepay the Term Loans hereunder and/or (2) make a voluntary prepayment of the Term Loans in accordance with Section 2.11(a);

such voluntary prepayment or accepted offer to prepay to be applied in each case in the manner and to the extent specified in paragraph (c) of this Section 2.11 or such offer to prepay to be effected in each case in the manner and to the extent specified in paragraph (d) of this Section 2.11.

(C) The obligation of the Borrower to apply any Net Cash Payments on any date on which the Borrower is required to apply such Net Cash Payments as required above to (1) make voluntary prepayments of the Term Loans, make prepayments of the Revolving Credit Loans and make offers to prepay the Term Loans under clause (A) above, or (2) to make voluntary prepayments or offers to prepay the Term Loans under clause (B) above, shall be limited to the Outstanding Amount as of such date.

Notwithstanding anything to the contrary in the Loan Documents, in the event any Term Loan Lender declines any offer to prepay the Term Loans, the portion of the Net Cash Payments that would otherwise have been applied to prepay the portion of the Term Loans held by such declining Term Loan Lender may be used by the Credit Parties (and, in the case of the following clause (y), Media Holdings) (x) subject to the subordination provisions of the Senior Subordinated Note Indenture, to prepay the Senior Subordinated Notes, (y) subject to the subordination provisions of the Media Holdings Discount Notes Indenture, as a dividend or loan to Media Holdings, to be applied promptly by Media Holdings to the prepayment of the Media Holdings Discount Notes, or (z) for any legal purposes in accordance with this Agreement (without, in the case of this clause (z), giving effect to this sentence).

(c) Application. Any prepayments (including accepted offers to prepay) pursuant to subsection (a) or (b) of this Section to be applied to prepay the Term Loans, ratably among the Lenders (or the Lenders accepting such offer, in the case of an accepted offer of prepayment) in proportion to the outstanding principal amount of their respective Term Loans, and any prepayment or offer to prepay under subsection (a) or (b) of this Section shall be applied to the Term Loans of the Lenders pro rata against the remaining amortization installments required under Section 2.10(a).

(d) Prepayment Offers.

(i) To the extent that the Borrower has elected to or is required to make an offer to prepay the Term Loans as provided above (each a “Prepayment Offer”), the Borrower will make an offer to the Term Loan Lenders to purchase the maximum principal amount of Term Loans that may be purchased with the amount required to be offered to prepay the Term Loans under subsection (b) above (the “Prepayment Offer Proceeds”). The offer price for each Prepayment Offer will be equal to 100% of principal amount of the Term Loans offered to be prepaid plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Prepayment Offer Proceeds remain after consummation of a Prepayment Offer, the Borrower may use those Prepayment Offer Proceeds for any purpose not otherwise prohibited by this Agreement including a voluntary prepayment of the Term Loans or Subordinated Indebtedness. If the aggregate principal amount of Term Loans elected by the Term Loan Lenders to be purchased in such Prepayment Offer exceeds the amount of Prepayment Offer Proceeds, the Administrative Agent shall select the Term Loans to be purchased on a pro rata basis. Upon completion of each Prepayment Offer, the amount of Prepayment Offer Proceeds shall be reset at zero.

(ii) Each Prepayment Offer will follow the procedures specified below:

(A) The Prepayment Offer shall be made to all Term Loan Lenders. The Prepayment Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Borrower will apply all Prepayment Offer Proceeds (the “Offer Amount”) to the purchase of Term Loans (on a pro rata basis) or, if less than the Offer Amount has been elected by the Term Loan Lenders to be purchased, all Term Loan Lenders electing to have Term Loans repurchased in response to the Prepayment Offer. Payment for any Term Loans so purchased will be made in the same manner as other payments hereunder are made.

(B) Upon the commencement of a Prepayment Offer, the Borrower will send, by first class mail, a notice to the Administrative Agent and each Term Loan Lender. The notice will contain all instructions and materials necessary to enable such Term Loan Lenders to elect to have their Term Loans purchased pursuant to the Prepayment Offer. The notice, which will govern the terms of the Prepayment Offer, will state:

(1) that the Prepayment Offer is being made pursuant to this Section 2.11(b) and (d) and the length of time the Prepayment Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Term Loan not elected by a Term Loan Lender to be purchased or not accepted for payment will continue to accrue interest;

(4) that, unless the Borrower defaults in making such payment, any Term Loan accepted for payment pursuant to the Prepayment Offer will cease to accrue interest after the Purchase Date;

(5) that Term Loan Lenders electing to have a Term Loan purchased pursuant to an Prepayment Offer may elect to have Term Loans purchased in integral multiples of $1,000 only;

(6) that Term Loan Lenders electing to have Term Loans purchased pursuant to any Prepayment Offer shall deliver to the Borrower the form entitled “Option of Term Loan Lender to Elect Purchase” delivered with such notice, at the address specified in the notice at least three days before the Purchase Date together with its Term Note, if any;

(7) that Term Loan Lenders will be entitled to withdraw their election if the Borrower receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Term Loan Lender, the principal amount of the Term Loan the Term Loan Lender delivered for purchase and a statement that such Term Loan Lender is withdrawing its election to have such Term Loan purchased;

(8) that, if the aggregate principal amount of Term Loans electing repurchase exceeds the Offer Amount, the Borrower will select the Term Loans on a pro rata basis based on the principal amount of Term Loans electing repurchase (with such adjustments as may be deemed appropriate by the Borrower so that only Term Loans in denominations of $1,000, or integral multiples thereof, will be purchased); and

(9) that Term Loan Lenders whose Term Loans were purchased only in part will be issued new Term Notes (if required by such Term Loan Lenders) equal in principal amount to the unpurchased portion of the Term Loans of such Term Loan Lenders.

On or before the Purchase Date, the Borrower will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Term Loans, or if less than the Offer Amount has been elected to by purchased by Term Loan Lenders, all Term Loans requesting repayment, and will deliver to the Administrative Agent a certificate of a Financial Officer stating that such Term Loans or portions thereof were accepted for payment by the Borrower in accordance with the terms of this Section 2.11(d). The Borrower will promptly (but in any case not later than five days after the Purchase Date) pay to each Term Loan Lender electing repurchase an amount equal to the purchase price of the Term Loans elected to be purchased by such Term Loan Lender and accepted by the Borrower for purchase, and the Borrower will promptly issue a new Term Note, if requested by such Term Loan Lender, and mail or deliver such new Term Note (if so requested) to such Term Loan Lender, in a principal amount equal to any unpurchased portion of the Term Loans of such Term Loan Lender. Any Term Note in respect of any Term Loan not so accepted shall be promptly mailed or delivered by the Borrower to the Term Loan Lender thereof. The Borrower will notify the Administrative Agent and the Term Loan Lenders of the results of the Prepayment Offer on the Purchase Date.

(e) Notification of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment under Sections 2.11(a) or 2.11(b) not later than 1:00 p.m., New York time, three Business Days before the date of prepayment, except that prepayments of Base Rate Loans pursuant to Section 2.11(a) may be made upon one Business Day’s notice. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under paragraph (a) of this Section 2.11 shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.

(f) Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g) Revolving Credit Agreement. At any time prior to the termination of the commitments under the Initial Revolving Credit Agreement and repayment of all loans thereunder, the terms of Section 2.11(b) of the Initial Revolving Credit Agreement shall control in the event of a conflict with Section 2.11(b) hereunder.

2.12 Fees.

(a) The Borrower agrees to pay to the Agents, for their own accounts, fees payable in the amounts and at the times separately agreed in writing between the Borrower and each Agent.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

2.13 Interest.

(a) The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, all amounts which are not paid when due shall bear interest until paid in full at the Post-Default Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued at the Post-Default Rate shall be payable on demand, (ii) in the event of any repayment or prepayment of any LIBOR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest on all Loans shall be payable on the Term Loan Maturity Date.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Notwithstanding anything to the contrary set forth herein, the aggregate interest, fees and other amounts required to be paid by the Borrower to the Lenders or any Lender hereunder are hereby expressly limited so that in no contingency or event whatsoever whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lenders or any Lender for the use or the forbearance of the Indebtedness evidenced hereby exceed the maximum permissible under applicable law. If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law then the obligation to be fulfilled shall automatically be reduced to the limits of such validity and if under or from circumstances whatsoever the Lenders or any Lender should ever receive as interest any amount which would exceed the highest lawful rate, the amount of such interest that is excessive shall be applied to the reduction of the principal balance of the Indebtedness evidenced hereby and not to the payment of interest. This provision shall control every other provision of this Agreement and all provisions of every other Loan Document.

2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any such Borrowing to, or continuation of any such Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, or such Lender’s holding company, for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is (i) retroactive and (ii) occurred within such six-month period, then the six-month period referred to above may be extended to include the period of retroactive effect thereof, but in no event any period prior to the Closing Date.

2.16 Break Funding Payments.

(a) In the event of (i) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (iv) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.9, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that if the occurrence of any event described in clause (iii) above shall occur solely as a result of any Lender’s failure to make available such Lender’s share of any LIBOR Borrowing, such Lender shall not be entitled to compensation under this Section 2.16(a) with respect to such event. Nothing in this Section 2.16 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments to the extent required by this Agreement or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) In the case of a LIBOR Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period (or if such Lender does not accept deposits, then the Adjusted LIBO Rate for such Interest Period), over

(ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for U.S. dollar deposits from other banks in the LIBOR market at the commencement of such period.

(c) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent or such Lender (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Administrative Agent or a Lender shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid increased amounts pursuant to this Section 2.17, such Lender shall notify the Borrower of the availability of such refund claim and shall exercise reasonable efforts (at no cost to such Lender) to make the appropriate claim to such Governmental Authority for such a refund. In the event any such Indemnified Taxes or Other Taxes paid by the Borrower to the Administrative Agent or a Lender are refunded to such Administrative Agent or Lender, the Lender receiving such refund shall forthwith pay over such amount to the Administrative Agent and each such refunded amount shall be (i) applied to prepay interest payable on the Term Loans, or to pay any other obligations of the Credit Parties then due hereunder, or (ii) in the event all obligations hereunder and under all of the Loan Documents have been indefeasibly paid in full, refunded to the Borrower.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority to the Borrower evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

2.18 Payments Generally: Pro Rata Treatment; Sharing of Set-Offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such of its offices in New York as shall be notified to the relevant parties from time to time, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrower shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due and payable under the Loan Documents, (i) under any circumstances other than after the occurrence and during the continuation of an Acceleration, such funds shall be applied (A) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (B) second, to pay principal then due hereunder, and Hedging Obligations (which Hedging Obligations distributed under this clause (B) shall not exceed $20,000,000 in the aggregate) entered into by a Lender or an Affiliate of any Lender, ratably among the parties entitled thereto in accordance with the amounts of principal and Hedging Obligations then due to such parties and (C) third, to other Hedging Obligations entered into by a Lender or an Affiliate of any Lender, ratably among the parties thereto in accordance with the amounts of Hedging Obligations due to such parties, and (D) fourth, to other Obligations due to the Lenders and their Affiliates under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts due to such parties or (ii) after the occurrence and during the continuation of any Acceleration, in accordance with the Intercreditor Agreement.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (other than pursuant to Sections 2.15 or 2.17), resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans and accrued interest thereon than the proportion of such amounts received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders entitled thereto (the “Applicable Recipient”) hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

(f) Except to the extent otherwise provided herein: (i) each Borrowing of Term Loans from the Lenders under Section 2.1 shall be made from the Lenders, and each termination of the amount of the Commitments shall be applied to the Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) LIBOR Loans having the same Interest Period shall be allocated pro rata among the Lenders according to the amounts of their Commitments (in the case of the making of Loans) or their Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by such Lenders, except as otherwise set forth in Section 2.11; and (iv) each payment by the Borrower of interest on Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders, except as otherwise set forth in Section 2.11.

ARTICLE 3

Guarantee by Guarantors

3.1 The Guarantee. Each Guarantor hereby jointly and severally guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower hereunder or under any other Loan Document, and all other obligations of the Borrower to any Lender or Related Party hereunder or to any Lender or the affiliate of any Lender under any Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.2 Obligations Unconditional. The obligations of each Guarantor under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected or any Collateral is released or otherwise compromised or liquidated for less than fair value.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, notice of acceleration, notice of intent to accelerate, protest and all notices whatsoever (except as expressly required hereby) and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

3.3 Reinstatement. The obligations of each Guarantor under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred by the Administrative Agent, any Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.4 Subrogation. Until such time as the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article 3.

3.5 Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.1.

3.6 Continuing Guarantee. The guarantee in this Article 3 is a continuing irrevocable guarantee of payment and performance, and shall apply to all Guaranteed Obligations prior to the indefeasible payment in full of Borrower’s obligations hereunder.

3.7 Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 3.7 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article 3 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.7, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of, or ownership interest in, any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Credit Parties exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Credit Parties, determined (A) with respect to any Guarantor that is a party hereto at the Effective Time, as of the Effective Time, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

3.8 General Limitation on Guarantee Obligations. In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.1 would otherwise, taking into account the provisions of Section 3.7, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, Agent or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

3.9 Waivers. As used in this paragraph, any reference to “the principal” includes the Borrower, and any reference to “the creditor” includes the Administrative Agent and each of the Lenders. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to such Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses any Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and (b) each Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guaranteed Obligations, has destroyed Guarantor’s rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. The foregoing waivers of rights under California law are included out of an abundance of caution, and do not affect or limit in any way the parties’ choice of New York law to govern this Agreement and the Guaranteed Obligations.

ARTICLE 4

Representations and Warranties

Each of the Credit Parties and Empire Burbank represents and warrants to the Lenders and each Agent, as to itself and each other Credit Party and Empire Burbank that:

4.1 Organization; Powers. Each Credit Party and Empire Burbank has been duly formed or organized and is validly existing under the laws of formations or its jurisdiction of organization. Each Credit Party and Empire Burbank has all requisite organizational power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.2 Authorization; Enforceability. The Transactions are within the organizational power and authority of each Credit Party and Empire Burbank to the extent such Credit Party or Empire Burbank, as applicable, is a party to the Basic Documents and have been duly authorized by all necessary organizational action on the part of such Credit Party or Empire Burbank, as applicable, to the extent such Credit Party or Empire Burbank, as applicable, is a party thereto. This Agreement, the Collateral Documents and all other Basic Documents have been duly authorized, executed and delivered by each Credit Party or Empire Burbank, that is a party thereto and constitute legal, valid and binding obligations of such Credit Party or Empire Burbank, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3 Governmental Approvals; No Conflicts. As of the Closing Date except as set forth on Schedule 4.3, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, and except that certain actions taken in furtherance of the rights under Article 8 may require prior consent of the FCC under the Communications Act, (b) will not violate any applicable law, policy or regulation or the organizational documents of any Credit Party or Empire Burbank that is a party to the Basic Documents or any order of any Governmental Authority where any violation would have a Material Adverse Effect, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Credit Party or Empire Burbank, or any assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or Empire Burbank, where any such violation or default or right to payment would have a Material Adverse Effect, and (d) except for the Liens created by the Collateral Documents, will not result in the creation or imposition of any material Lien on any asset of any Credit Party or Empire Burbank. Except as set forth therein, all consents, approvals, registrations, filings and other actions required as set forth in such Schedule 4.3 have been obtained on or before the Closing Date.

4.4 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore delivered to the Lenders the following financial statements:

(i) the audited consolidated balance sheet, statements of earnings, statements of stockholders’ equity, statements of cash flows and notes to consolidated financial statements of Holdings and the applicable Credit Parties as of and for fiscal years ended December 31, 2003, 2004 and 2005 respectively, accompanied by an opinion of Ernst & Young, LLP independent public accountants;

(ii) the pro forma unaudited consolidated balance sheet as of the Effective Time prepared by the Borrower under the assumption that the Transactions had been consummated; and

(iii) projected statements of cash flow for the Credit Parties for fiscal years 2006 through 2010.

Such financial statements (except for any portion thereof which represents a projection or assumption as to future events of the date of such statement, including any financial projections and pro formas) in the Borrower’s opinion present fairly, in all material respects, the respective actual consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited statements. Such pro forma statements were prepared by the Credit Parties in good faith and incorporate adjustments that were reasonable when made. Such projections were prepared by the Credit Parties in good faith and were based on assumptions that the Credit Parties believed were reasonable when made.

(b) Since December 31, 2005, there has been no change in the business, assets, operations or condition, financial or otherwise, of the Credit Parties taken as a whole from that set forth in the December 31, 2005 audited consolidated financial statements referred to in clause (i) of paragraph (a) above that has a Material Adverse Effect.

(c) None of the Credit Parties has on the date hereof any contingent liabilities, liabilities for taxes, long term leases or unusual forward or long-term commitments in each case that are material in relation to the Credit Parties taken as a whole, except as referred to or reflected or provided for in the balance sheets as at the end of their respective fiscal years ended in 2004 and 2005 (or notes thereto), referred to above, as provided for in Schedule 4.4, or as otherwise expressly provided in this Agreement, or as referred to or reflected or provided for in the financial statements described in this Section 4.4.

4.5 Properties.

(a) Each of the Credit Parties has good, sufficient and legal title to, or valid, subsisting and enforceable leasehold interests in, all its Property material to its business, except where the failure to have such good and marketable title or leasehold or license interests could not reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, except as disclosed on Schedule 4.5(b), each of the Credit Parties owns, or is licensed to use, all trademarks, service marks, trade names, copyrights, patents and other intellectual property material to its business (including the call letters with respect to each Broadcast Station) (excluding rights related to software programs and copyrights with respect to the content of news and other programming broadcast or disseminated as part of the Permitted Lines of Business) as currently conducted except for those failure to own or license which would not reasonably be expected to have a Material Adverse Effect (the “Proprietary Rights”), and, to the Borrower’s knowledge, the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, all such trademark applications and registrations, trademarks, registered copyrights, patents and patent applications, together with the domain names, web sites, and web site registrations which are owned by or licensed to any Credit Party are listed on Schedule 4.5(b) (collectively “Registered Rights”). As of the Closing Date, except as set forth on Schedule 4.5, all of the Registered Rights have been duly registered in, filed in or issued by the PTO, the United States Register of Copyrights, a domain name registrar or other corresponding offices of other jurisdictions as identified on such schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States or in each such other jurisdiction, as applicable, except where the failure to so register, file, maintain or renew would not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Closing Date, Schedule 4.5(c) contains a true, accurate and complete list of (i) all owned Real Property Assets and (ii) all material leases, subleases or assignments of leases (together with all material amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, to the Borrower’s knowledge except as specified in clause (ii) of Schedule 4.5(c), each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and, to the Borrower’s knowledge, no material default has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.6 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority which have been filed against or, to the Borrower’s knowledge, threatened against or affecting the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Credit Parties (i) has failed to comply with any applicable laws (including Environmental Law) or (ii) is subject to or in default with respect to any final judgments, writs, decrees, rules or regulations of any court or any Governmental Authority.

(c) No Credit Party, any Subsidiary of a Credit Party nor any of their facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Liability, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law the receipt of which could reasonably be expected to result in a Material Adverse Effect. There are and, to each of the Credit Parties’ and their Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries

nor, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except as carried out in compliance with Environmental Law or except as could not reasonably be expected to result in a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.7 Compliance with Laws and Agreements. Except as set forth on Schedule 4.7, each of the Credit Parties is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8 Investment and Holding Company Status. No Credit Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

4.9 Taxes. Except as set forth on Schedule 4.9, each of the Credit Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

4.11 Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Credit Parties or the Holding Companies to the Administrative Agent or any Lender, both in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, prepared by the Administrative Agent in reliance on such information, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact (known to the Credit Parties or the Holding Companies, in the case of any document not furnished by the Credit Parties or the Holding Companies) necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect at the time made or delivered.

4.12 Ownership and Capitalization. As of the Closing Date, the capital structure and ownership of the Credit Parties and the Holding Companies is correctly described in Schedule 4.12. As of Closing Date after giving effect to the Transactions occurring on or prior to such date, the authorized, issued and outstanding capital stock of, and other equity interests in, each of the Credit Parties and the Holding Companies consists of the stock and interests described on Schedule 4.12, in each case all of which is duly and validly issued and outstanding, fully paid and nonassessable. As of Closing Date after giving effect to the Transactions occurring on or prior to such date, except as set forth in Schedule 4.12, (x) there are no outstanding Equity Rights with respect to any Credit Party and (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of capital stock of or other interests in any Credit Party nor are there any outstanding obligations of any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Credit Party.

4.13 Subsidiaries. Except as disclosed in Schedule 4.12, (a) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Senior Facilities Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.12, and (b) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable.

4.14 Material Indebtedness, Liens and Agreements.

(a) As of the Closing Date, Schedule 4.14(a) is a complete and correct list of all Material Indebtedness (other than intercompany loans between or among the Credit Parties and/or to or from Empire Burbank) to, or guarantee of any Material Indebtedness by, any Credit Party or Holding Company, and, to the extent specified therein, the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described in Schedule 4.14(a).

(b) As of the Closing Date, Schedule 4.14(b) is a complete and correct list of each Lien securing Material Indebtedness of any Credit Party and covering any property of the Credit Parties, and the aggregate Material Indebtedness secured (or which may be secured) by such Liens in the aggregate and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 4.14(b).

(c) As of the Closing Date, Schedule 4.14(c) is a complete and correct list of all Material Contracts.

True and complete copies of each agreement listed on the appropriate part of Schedule 4.14 have been delivered to the Administrative Agent or Special Counsel, together with all amendments, waivers and other modifications thereto. As of the Closing Date, all such agreements are valid, subsisting, in full force and effect, are currently binding and after the Transactions occurring on or prior to such date will continue to be binding upon each Credit Party that is a party thereto, except where the failure to be so valid, subsisting, in full force and effect or binding would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Credit Parties are not in default under any such agreements, except where such default would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the licenses and other agreements to which any Credit Party is a party collectively entitle the Credit Parties to use all Proprietary Rights material to the conduct of the business of the Credit Parties as presently conducted and as proposed to be conducted after the Transactions occurring on or prior to such date, except where the failure to be so entitled would not reasonably be expected to have a Material Adverse Effect.

4.15 Permits and Licenses.

(a) Each of the Credit Parties has, and is in all material respects in compliance with respect to, all licenses, permits, approvals and authorizations of Governmental Authorities necessary to conduct its business as presently conducted and to own or lease and operate its properties excluding FCC Licenses.

(b) As of the Closing Date, Schedule 4.15 is a complete and correct list of each Material FCC License granted or assigned to any Credit Party, including those under which the Credit Parties have the right to operate their respective television and radio broadcast stations covered thereby (“Broadcast Stations”) (and includes, with respect to each such FCC License, the city of license and the call letters, frequency and expiration date thereof). As of the Closing Date, the FCC Licenses listed on Schedule 4.15 with respect to any Broadcast Station owned or operated by the Credit Parties include all material authorizations, licenses and permits issued by the FCC (other than auxiliary services licenses) that are required by the Communications Act or necessary for the operation of such Broadcast Station and conduct of the business of the Credit Parties with respect to such Broadcast Station, as now conducted or proposed to be conducted. Except as disclosed on Schedule 4.15(b), the operation and ownership of each Broadcast Station by the Credit Parties complies with the Communications Act in all material respects. Except as disclosed in Schedule 4.15(b), as of the Closing Date, the FCC Licenses listed on Schedule 4.15 are validly issued and in full force and effect. Except as disclosed on Schedule 4.15(b), as of the Closing Date, the Credit Parties have fulfilled all of their obligations with respect thereto (including the filing of all registrations, applications, reports, and other documents as required by the FCC or other Governmental Authority), and have paid all fees and other amounts required to be paid by them under all applicable FCC Regulations, in each case, except where the failure to do so would not result in termination, suspension or material diminution in scope of a Material FCC License. Except as disclosed in Schedule 4.15(b), to the Borrower’s knowledge, no rights of any Credit Party under any Material FCC License conflict with the valid rights of any other Person in any material respect. Except as disclosed on Schedule 4.15(b), to the Borrower’s knowledge, no event has occurred that would be reasonably likely to result in the revocation, termination or material adverse modification of any Material FCC License, any FCC enforcement proceeding against the Borrower, any Subsidiary or any FCC License including any notice of violation, any notice of apparent liability for forfeiture or any forfeiture or affect materially adversely any rights of the Credit Parties thereunder, and none of the Credit Parties has any reason to believe that any Material FCC License will not be renewed in the ordinary course of business other than FCC Licenses for analog television stations which may expire upon completion of conversion to digital television or loss of any license solely as a result from a Relocation.

(c) Except as described on Schedule 4.15(c), as of the Closing Date, no Credit Party knows of any application currently pending before, or to be filed with, the FCC, the grant of which application would result in the authorization of a new or modified station whose authorized transmissions would materially and impermissibly interfere with any of the operations, signals, transmission or receptions of any Credit Party (as such impermissible interference is described in the FCC’s rules, regulations and policies, including, without limitation, the FCC’s rules relating to Receiver Induced Third Order Intermodulation Effect, Blanketing, Antenna Separation, Desired-to-Undesired Signal Ratios, and Prohibited Contour Overlap).

(d) The Credit Parties have obtained and hold all authorizations required by the FCC for delivery of programming to foreign broadcast stations pursuant to Section 325(c) of the Communications Act to the extent required by their respective businesses and operations. All of such authorizations are in effect, and, to the Borrower’s knowledge, there is no reason to believe that any such authorization would not be renewed in the ordinary course.

(e) The Credit Parties are in compliance with the provisions of Section 310(b) of the Communications Act relating to the interests of non-U.S. persons in broadcast licensees.

(f) Each Credit Party, with regard to each full service television station which either holds or controls a Material FCC License, is in material compliance with all applicable FCC regulations, policies and timetables with respect to the transition to digital television service and, except as may be set forth on Schedule 4.15(f), no Credit Party knows of any reason why any such television station would fail to complete the construction of digital services by the date required pursuant to FCC rules and policies, taking into account any extensions granted and in effect as of the Closing Date.

4.16 Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby and the security arrangements contemplated by the Loan Documents will not violate or be inconsistent with any of the provisions of Regulation U, T or X of the Board of Governors of the Federal Reserve System.

4.17 Labor and Employment Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.18 Subchapter S Election and QSSS Election. As of the Closing Date, Holdings has made S Corporation elections in accordance with Code Section 1362 and elections to treat Media Holdings and the Borrower as a qualified subchapter S subsidiaries have been made. As of the Closing Date, Holdings has not elected, pursuant to California Revenue and Taxation Code Section 23801, not to be treated as an S Corporation for California income tax purposes. As of the Closing Date, none of Holdings’ individual shareholders are nonresidents of the State of California.

4.19 Senior Indebtedness. The obligations of the Credit Parties hereunder and under the other Loan Documents constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Note Indenture. The provisions of Article 10 of the Senior Subordinated Note Indenture are enforceable by each Lender and each other holder of any obligations of the Credit Parties under the Loan Documents in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.20 Patriot Act. Each Credit Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001), the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 5

Conditions

5.1 Effective Time. The obligations of the Lenders to convert a portion of their “Revolving Credit Loans” under the Existing Credit Agreement to the Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2):

(a) Counterparts of Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Notes. The Administrative Agent shall have received a duly completed and executed Term Note for each Lender that has requested a Term Note in accordance with Section 2.10(e), unless waived by the Lender which would otherwise receive any such note.

(c) Organizational Structure. The organizational structure, capitalization and ownership of the Credit Parties, after giving effect to the Transactions occurring on or prior to the Closing Date, shall be as set forth on Schedule 4.12. The Administrative Agent shall have had the opportunity to review, and shall be reasonably satisfied with, the Credit Parties’ state and federal tax assumptions and the capital, organization and structure of the Credit Parties, after giving effect to the Transactions occurring on or prior to the Closing Date.

(d) Existence and Good Standing. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of Empire Burbank, each Credit Party and Holding Company, the authorization of the Transactions occurring on the Closing Date and any other legal matters relating to the Credit Parties or Holding Companies, this Agreement, the other Loan Documents or the Transactions occurring on the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent and Special Counsel.

(e) Security Interests in Personal and Mixed Property. The Administrative Agent shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of the Administrative Agent, desirable in order to create in favor of the Collateral Agent, for the benefit of the Senior Lenders, a valid and perfected First Priority security interest in the entire personal and mixed property Collateral; provided, however, that to the extent that the Administrative Agent in its reasonable discretion after good faith consultation with the Borrower shall determine that the costs of obtaining a security interest in any item of Collateral is excessive in relation to the value of the security to be afforded thereby, the Administrative Agent may waive such requirement with respect to such item, so long as the Credit Parties covenant that such item shall not become subject to any Liens other than Permitted Liens. Such actions shall include the following:

(i) Collateral Documents. Delivery to the Administrative Agent of the Second Omnibus Confirmation Agreement, the Third Confirmation to Subordination Agreements, duly executed by the parties thereto, together with accurate and complete schedules to all such Collateral Documents;

(ii) Lien Searches and UCC Termination Statements. Delivery to the Administrative Agent of (A) the results of recent searches, by one or more Persons satisfactory to the Administrative Agent, as set forth in Schedule 5.1(e)(ii) with respect to UCC financing statements and fixture filings and judgment and tax lien filings which may have been made with respect to any personal or mixed property of the Credit Parties, together with copies of all such filings disclosed by such search, and UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings encumbering the assets of the Credit Parties (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

(iii) Control Agreements. Delivery to the Administrative Agent of a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, for the deposit accounts and securities accounts listed on Schedule 5.1(e)(iii) and maintained by the Credit Parties at Union Bank of California, N.A. other than those accounts noted on such schedule as not being subject to a Control Agreement.

(f) Intercreditor Agreement. The Administrative Agent shall have received from each party to the Intercreditor Agreement either (i) a counterpart of the Intercreditor Agreement signed on behalf of such party, or (ii) evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Intercreditor Agreement) that such party has signed a counterpart of the Intercreditor Agreement.

(g) Evidence of Insurance. The Administrative Agent shall have received a certificate from the Credit Parties’ insurance broker or other evidence satisfactory to them that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect and that the Administrative Agent on behalf of the Lenders has been named as additional insured, mortgagee and loss payee thereunder to the extent required under Section 6.5.

(h) Material Contracts. The Administrative Agent shall have received copies of (i) any and all agreements among any of the holders of capital stock of or other equity interests in the Credit Parties or the Holding Companies, (ii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Credit Parties to any Person, in each case as such will be in effect from and after the Closing Date and (iii) the employment agreements with Messrs. Eduardo Leon dated December 1, 1999, Andrew Mars dated November 15, 1998, Xavier Ortiz dated April 1, 1999, Winter Horton, dated December 18, 2002, and Bill Keenan, dated April 18, 2006 (which constitute all material employment agreements with senior executives of the Credit Parties on the Closing Date).

(i) Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. The Credit Parties have obtained all permits, licenses, authorizations or consents from all Governmental Authorities (including the FCC) and all consents of other Persons with respect to Material Indebtedness, Liens and agreements listed on Schedule 4.14 (and so identified thereon), in each case that are necessary in connection with the Transactions contemplated by the Basic Documents and occurring on the Closing Date, and the continued operation of the Broadcast Stations operated and business conducted, and proposed to be conducted, by the Credit Parties, in substantially the same manner as conducted by the Credit Parties prior to the Closing Date, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(j) Financial Statements. The Administrative Agent shall have received from the Credit Parties the certified financial statements, operating projections and budgets referred to in Section 4.4 hereof, and the same shall be reasonably satisfactory to the Administrative Agent and the Lenders and shall not be materially inconsistent with the information previously provided to the Administrative Agent.

(k) Solvency Assurances. The Administrative Agent shall have received a certificate, substantially in the form of Exhibit G, from a Financial Officer of the Borrower to the effect that, as of the Effective Time and after giving effect to the initial Senior Loans hereunder and under the Revolving Credit Agreement (if any) and to the other Transactions occurring on the Closing Date:

(i) the aggregate value of all properties of the Credit Parties at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;

(ii) the Credit Parties will not, on a consolidated basis, have unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(iii) the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

Such certificate shall include a statement to the effect that the financial projections and underlying assumptions contained in such analysis are, fair and reasonable in the opinion of such Financial Officer at the time when made.

(l) Revolving Credit Agreement Financing. At or prior to the Effective Time, the Credit Parties shall have entered into the Revolving Credit Documents, which shall constitute a binding written agreement of each of the parties thereto, pursuant to which, among other things, (A) the Revolving Credit Lenders shall have entered into the Revolving Credit Facility with the Borrower in an aggregate amount of not less than $150,000,000, (B) the Administrative Agent shall have received copies of the Revolving Credit Documents and the same shall be satisfactory to the Administrative Agent and Special Counsel, and (C) the Administrative Agent shall have received a certificate from a Financial Officer of the Borrower in form satisfactory to the Administrative Agent confirming the events set forth in clause (A) above.

(m) Permitted Incurrence of Senior Loans. The Administrative Agent shall have received from a Financial Officer of the Borrower

(i) a certificate, in form and substance satisfactory to the Administrative Agent, to the effect that (A) the Revolving Credit Loans under the Initial

Revolving Credit Agreement as in effect on the Closing Date (assuming $150,000,000 of such Revolving Credit Loans were incurred on the date hereof, and without giving effect to any Revolving Credit Commitment Increases) (the “Original Revolving Credit Loans”) are permitted to be incurred under clause (i) of the second paragraph of Section 4.09 of each of the Senior Subordinated Note Indenture and the Media Holdings Discount Notes Indenture, (B) the Original Revolving Credit Loans are permitted to be secured by the assets of the Credit Parties under Section 4.12 of, and clause (1) of the definition of “Permitted Liens” in Section 1.01 of, each of the Senior Subordinated Note Indenture and the Media Holdings Discount Notes Indenture, (C) the Original Revolving Credit Loans constitute “Designated Senior Debt” and “Senior Debt” subject to the benefits of Article 10 of the Senior Subordinated Note Indenture and (D) the Initial Revolving Credit Agreement constitutes a “Credit Agreement” as defined in each such indenture; and

(ii) a certificate, in form and substance satisfactory to the Administrative Agent, to the effect that (A) the Term Loans under this Agreement (as in effect on the date hereof and without giving effect to any Term Loan Increase) (the “Original Term Loans”) are permitted to be incurred under the first paragraph of Section 4.09 of each of the Senior Subordinated Note Indenture and the Media Holdings Discount Notes Indenture (including a detailed calculation of the Leverage Ratio under each such Indenture demonstrating compliance with the Leverage Ratio (as defined in each such indenture) upon the incurrence of the Senior Loans in accordance with covenants set forth in such indentures, (B) the Original Term Loans are permitted to be secured by the assets of the Credit Parties under Section 4.12 of, and clause (1) of the definition of “Permitted Liens” in Section 1.01 of, each of the Senior Subordinated Note Indenture and the Media Holdings Discount Notes Indenture, (C) the Original Term Loans constitute “Designated Senior Debt” and “Senior Debt” under the Senior Subordinated Note Indenture and (D) this Agreement, as in effect on the Closing Date, constitutes a “Credit Agreement” as defined in each such indenture.

(n) No Material Adverse Effect. Since December 31, 2005, there shall have occurred no Material Adverse Effect (in the reasonable judgment of the Administrative Agent) with respect to the Credit Parties taken as a whole.

(o) Opinions. The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) O’Melveny & Myers LLP, special counsel to the Credit Parties, substantially in the form of Exhibit J, and (ii) Wiley, Rein & Fielding, LLP, special FCC counsel to the Credit Parties substantially in the form of Exhibit K (and each Credit Party hereby requests each such counsel to deliver such opinions).

(p) Credit Rating. The Term Loans shall have been assigned a credit rating by either S&P or Moody’s satisfactory to the Administrative Agent.

(q) Fees and Expenses. The Administrative Agent shall have received all reasonable fees and other amounts due and payable to such Persons and Special Counsel at or prior to the Effective Time, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender or Special Counsel shall have reasonably requested and the same shall be satisfactory to each of them and Special Counsel.

5.2 Each Extension of Credit. The obligation of each Lender to make a Loan on the Closing Date or on any Term Loan Increase Date is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, such representation or warranty shall have been true and correct in all material respects as of such earlier date, and to the extent any representation or warranty makes reference to one or more of the Schedules to this Agreement, the Credit Parties shall make revisions to the Schedules, reasonably acceptable to the Administrative Agent, to take into account the consummation of any Acquisitions permitted hereunder and other transactions permitted hereunder).

(b) No Defaults. At the time of and immediately after giving effect to Term Loan, no Default shall have occurred and be continuing.

ARTICLE 6

Affirmative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Credit Parties covenants and agrees with the Lenders that:

6.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available and in any event no later than the earlier of (x) 90 days after the end of each fiscal year of the Credit Parties and (y) five days after the date the financial statements for the Borrower and its Subsidiaries referred to in clause (i) below are required to be filed pursuant to Section 13 or 15(d) of the Exchange Act with the Securities and Exchange Commission (after giving effect to any extensions):

(i) consolidated statements of income and consolidated statements of retained earnings and cash flows of the Credit Parties for such fiscal year and the related consolidated balance sheet of the Credit Parties as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year (provided that, if the report of the Borrower filed with the Securities and Exchange Commission on Form 10-K fulfills the foregoing requirements for the furnishing of annual financial statements, the Borrower may fulfill such requirement by delivering to the Administrative Agent such report of the Borrower on Form 10-K for the applicable fiscal year), and

(ii) an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that said consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Credit Parties as at the end of, and for, such fiscal year in accordance with GAAP.

(b) as soon as available and in any event within no later than the earlier of (x) 45 days after the end of each quarterly fiscal period (including the fourth fiscal period) of each fiscal year of the Credit Parties and (y) five days after the date the financial statements for the Borrower and its Subsidiaries referred to in clause (i) below are required to be filed with the Securities and Exchange Commission (after giving effect to any extensions):

(i) consolidated statements of income of the Credit Parties for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Credit Parties as at the end of such period, together with a comparison against amounts set forth in the budget for statements of income for such period (provided that, if the report of the Borrower filed with the Securities and Exchange Commission on Form 10-Q fulfills the foregoing requirements for the furnishing of quarterly financial statements, the Borrower may fulfill such requirement by delivering to the Administrative Agent such report of the Borrower on Form 10-Q for the applicable fiscal quarter), and

(ii) a certificate of a Financial Officer of the Credit Parties, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present, in all material respects, the consolidated financial condition and results of operations of the Credit Parties in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);

(c) commencing with the financial statements delivered under clause (b) above for the fiscal quarter ending June 30, 2006, a certificate of a Financial Officer stating that (i) a review of the activities of the Credit Parties during the preceding four consecutive fiscal quarters has been made to determine whether any Default has occurred and is continuing, (ii) such review was supervised by such Financial Officer and (iii) to the best knowledge of such Financial Officer, no Default has occurred or is continuing (or if a Default has occurred and is continuing, describing each such Default and what action the Credit Parties have taken or propose to take in connection therewith);

(d) promptly upon the mailing thereof to the holders of any Indebtedness or equity interests in the Credit Parties or any Holding Company generally, copies of all financial statements, regular reports and other statements so mailed;

(e) as soon as available and in any event no later than 60 days after the commencement of each fiscal year, a budget for the Credit Parties for such fiscal year;

(f) promptly after the same become publicly available, copies of all regular and periodic reports and all registration statements and prospectuses filed by any Holding Company or any Credit Party with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission or with any national securities exchange or market quotation system and copies of all press releases made available generally by the Holding Company or any Credit Party to the public concerning material developments in the business of the Holding Company or any Credit Party, including, to the extent not included in the foregoing, any regular periodic and other reports and statements provided by any Holding Company or any Credit Party to the holders of the Senior Subordinated Notes or the holders of the Media Holdings Discount Notes; provided, however, that, except for any information required to be delivered pursuant to subsection 6.1(a) or (b) above, so long as the Borrower files any such material with the Securities and Exchange Commission pursuant to the requirements of the Exchange Act, the requirements of this paragraph shall be deemed satisfied by such filings; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or the Required Lenders may reasonably request.

6.2 Notices of Material Events. The Credit Parties, promptly upon obtaining knowledge thereof, will furnish to the Administrative Agent for distribution to each Lender written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or other Affiliate thereof for which there is a reasonable possibility of a determination that would have a Material Adverse Effect;

(c) a final judgment or judgments for the payment of money in excess of $2,500,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party;

(d) the occurrence of any ERISA Event related to the Plan of any Credit Party or knowledge after due inquiry of any ERISA Event related to a Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties in an aggregate amount exceeding $2,500,000;

(e) the receipt by any Credit Party from the FCC or any other Governmental Authority of (i) any order or notice of the FCC or any other Governmental Authority or any court of competent jurisdiction which designates any Material FCC License or any other material license, permit or authorization of the Credit Parties, or any application therefore, for a hearing, or which refuses renewal or extension of, or revokes, materially modifies, terminates or suspends any Material FCC License or other material license, permit or authorization now or hereafter held by any Credit Party, or (ii) any notice of any competing application filed with respect to any Material FCC License or other material license, permit or authorization now or hereafter held by any Credit Party, or any material citation, material notice of violation or material order to show cause issued by the FCC or any other Governmental Authority with respect to any Credit Party;

(f) any communication, written or oral, with the Internal Revenue Service or the California Franchise Tax Board regarding the validity, revocation, and/or termination of the S Corporation Election or the QSSS Election as well as the timing thereof;

(g) copies of its federal income tax returns (Forms 1120-S), California income tax returns, and summaries of all financial information used to calculate the Permitted Shareholder Tax Distributions and Permitted Holdings Tax Distributions;

(h) for any taxable year of Holdings ending prior to the consummation of a Qualifying IPO, any communications, written or oral, with the Internal Revenue Service or the California Franchise Tax Board regarding proposed or agreed upon changes in the Federal Taxable Income or the California Taxable Income which would have a Material Adverse Effect;

(i) for any taxable year of Holdings ending prior to the consummation of a Qualifying IPO in which the Federal Taxable Income or the California Taxable Income is negative, with copies of Holdings’ shareholders’ individual federal and California income tax returns for the taxable year(s) of its shareholder(s) ending on or after such year; and

(j) on the date of the occurrence thereof, notice that (i) any or all of the obligations under the Senior Subordinated Note Indenture, the Media Holdings Discount Notes Indenture or any or all of the obligations under any other Subordinated Indebtedness or Holding Company Debt have been accelerated, or (ii) that trustee or required holders of the Senior Subordinated Notes, the Media Holdings Discount Notes, any other Subordinated Indebtedness or Holding Company Debt has been given notice that any or all such obligations are to be accelerated.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Credit Parties setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3 Existence; Conduct of Business. Each of the Credit Parties will do or cause to be done all things necessary in the exercise of its reasonable business judgment to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits and franchises material to the conduct of the business of the Credit Parties taken as a whole; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.3 and (ii) no Credit Party shall be required to preserve any such existence, right, franchise, license or permit if the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

6.4 Payment of Obligations. Each of the Credit Parties will pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.5 Maintenance of Properties; Insurance. Each of the Credit Parties will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (other than obsolete, worn out or surplus equipment), and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law, and such other insurance in such amounts and against such risks as are customarily maintained by companies of established reputation engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance, product liability insurance and media perils insurance, in each case, in such amounts (after giving effect to self-insurance) with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such companies. Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained (or provide evidence reasonably acceptable to the Administrative Agent that such insurance is not available at a reasonable cost) (i) replacement value property insurance on the Collateral under such policies of insurance and (ii)(x) with respect to each property located in California on the Closing Date, such policies of earthquake insurance as are currently maintained by the Credit Parties, so long as the same remain available at commercially reasonable rates and (y) for each property located in California acquired after the Closing Date such additional policies of earthquake insurance with similar scope and amounts as the policies maintained by the Credit Parties on the Closing Date, in each case, in such amounts (after giving effect to self-insurance) with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary by companies of established reputation engaged in the same or similar businesses operating in the same or similar locations. Such policies of insurance with respect to the Credit Parties shall (x) name the Collateral Agent, Administrative Agent and Term Loan Agent as additional insureds thereunder as their interests may appear and (y) in the case of each business interruption and property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent that names the Collateral Agent for the benefit of the Senior Lenders as the loss payee thereunder (except with respect to losses of less than $1,500,000 per occurrence, which may be paid directly to Borrower provided no Default is continuing) and provides for at least 30 days’ prior written notice to the Collateral Agent of any modifications or cancellation of such policy except that only 10 days’ prior written notice shall be required for cancellation for non-payment of premium.

6.6 Books and Records; Inspection Rights. Each of the Credit Parties will keep proper books of record and account in which entries are made of all material dealings and transactions in relation to its business and activities which fairly record such transactions in all material respects and activities consistent with past practice. Each of the Credit Parties will permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender upon reasonable notice and at reasonable times during normal business hours to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with Jose Liberman, Lenard Liberman or the Borrower’s chief financial officer and Borrower’s independent accountants; provided the Borrower may choose to be present at or participate in any of such discussions.

6.7 Compliance with Laws, Maintenance of FCC Licenses. Each of the Credit Parties will comply with (i) all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) and (ii) the terms of all FCC Licenses, except, in the case of clause (i) or clause (ii), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party shall file or cause to be filed all necessary applications for renewal of, and shall preserve in full force and effect all, Material FCC Licenses; provided, however, that any failure to preserve any Material FCC License in full force and effect which results from (x) the conversion of analog television stations to digital television, (y) a Relocation or (z) any asset sale, Asset Swap or other Disposition permitted hereunder shall not constitute a breach of this Section 6.7.

6.8 Use of Proceeds. The proceeds of the Loans incurred on the Closing Date will be used only to convert or continue existing debt of the Credit Parties. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry any margin stock or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U, T and X.

6.9 Certain Obligations Respecting Guarantors and Collateral Security.

(a) Additional Subsidiaries. In the event that any Credit Party shall form or acquire any new Subsidiary after the date hereof, such Credit Party will cause such new Subsidiary, within ten Business Days after such formation or acquisition:

(i) To execute and deliver to the Administrative Agent the following documents: (1) a counterpart to this Agreement (and thereby to become a party to this Agreement, as a “Guarantor” hereunder) and (2) a counterpart to the Pledge Agreement and a counterpart to the Security Agreement (and thereby to become a party to each such agreement);

(ii) To take such action (including delivering such shares of stock and executing and delivering such UCC financing statements) as shall be necessary to create and perfect valid and enforceable First Priority Liens on all assets and property of such Subsidiary, subject only to Permitted Liens, consistent with the provisions of the applicable Collateral Documents; and

(iii) To deliver such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Credit Party pursuant to Section 5.1 at the Effective Time or as the Administrative Agent shall have reasonably requested.

(b) Ownership of Subsidiaries. Subject to Article 7, no Credit Party shall sell, transfer or otherwise dispose of any shares of stock or other equity interests in any Subsidiary owned by it, nor issue or permit any Subsidiary, to issue, any shares of stock of any class or other equity interests whatsoever to any Person, except that (i) the Borrower may issue stock or equity to any Holding Company and (ii) any Credit Party may issue stock or equity to another Credit Party provided such stock or equity is pledged to the Administrative Agent as set forth below. Subject to Article 7, each of the Credit Parties will cause each of its Subsidiaries to take such action from time to time as shall be necessary to ensure that the percentage of the equity capital of any class or character owned by such Credit Party in any Subsidiary on the date hereof (or, in the case of any newly formed or newly acquired Subsidiary, on the date of formation or acquisition) is not at any time decreased, other than by reason of transfers to another Credit Party. In the event that any additional shares of stock or other equity interests shall be issued by any Credit Party (other than issuance by the Borrower of its capital stock to any Holding Company), the respective holder of such shares of stock or other equity interests shall forthwith deliver to the Administrative Agent pursuant to the Pledge Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank, and shall take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to such pledge agreement.

6.10 Hedging Agreements. On the Closing Date, the Credit Parties will have fixed interest rate debt equal to at least 50% of their total outstanding debt, or shall have entered into such Hedging Agreements, so that at least 50% of the total outstanding debt of the Credit Parties is fixed interest rate debt or is subject to a Hedging Agreement.

6.11 Ratings. The Credit Parties agree to pay reasonable fees of S&P and Moody’s, to provide to S&P and Moody’s, to provide to S&P and Moody’s information reasonably requested by each of them, and otherwise to use their commercially reasonable efforts to cooperate with S&P and Moody’s in order to enable the Term Loans to be continuously rated by S&P and Moody’s.

6.12 Conforming Leasehold Interests.

(a) If (i) after the Closing Date any Credit Party acquires, or (ii) at the time any Person becomes a Subsidiary (other than a Subsidiary that is not required to become a Guarantor), such Person holds, any Material Leasehold Property, the Credit Party or such Person shall use commercially reasonable efforts (which shall not include the payment of money) to cause such Material Leasehold Property to be a Conforming Leasehold Interest but excluding any Material Leasehold Property where, in the Administrative Agent’s reasonable discretion, the costs of causing such property to become a Conforming Leasehold Interest is excessive in relation to the value of the benefit to be afforded to the Lenders thereby or where such property is not material to the business and operations of such Credit Party or such Person.

(b) Notwithstanding anything to the contrary herein, it is understood and agreed that the obligations of the Credit Parties hereunder shall not be secured by any pledge or grant of a security or collateral interest in or to any Real Property Assets owned or held by the Credit Parties. On or promptly after the Closing Date, the Administrative Agent shall cause any and all mortgages, assignments or similar documents constituting a Lien upon any Real Property Assets and granted to secure any obligations under or with respect to the Existing Credit Agreement to be released, reconveyed and terminated in all respects. Further the Administrative Agent agrees to cancel and terminate on or promptly after the Closing Date any and all assignments of any security interest in or to any license agreement or similar document, in each case relating to any Real Property Asset or interest therein (and including any tower license) to the extent such assignment was granted by any Credit Party in connection with the Existing Credit Agreement.

6.13 Qualifying IPO Funding Transactions. The Borrower shall:

(a) cause Holdings and Media Holdings to apply the applicable portions of the net proceeds of any Qualifying IPO in accordance with clauses (b) and (d) of the definition of Qualifying IPO Funding Transactions (it being understood that amounts which Holdings or Media Holdings intends to use within 15 months of the consummation of such Qualifying IPO for purposes described in clause (a) or (c) of such definition may be held (subject to clauses (b) and (c) below) by Holdings or Media Holdings);

(b) cause Holdings to apply substantially all of the net proceeds of any Qualifying IPO not applied pursuant to clause (a) or (b) of the definition of Qualifying IPO Funding Transactions as of the date fifteen months after the consummation of such Qualifying IPO to a contribution to Media Holdings on such date; and

(c) cause Media Holdings to contribute substantially all of the net proceeds of any Qualifying IPO not applied pursuant to clause (a), (b), (c) or (d) of the definition of Qualifying IPO Funding Transactions as of the date fifteen months after the consummation of such Qualifying IPO to a contribution to the Borrower on such date.

ARTICLE 7

Negative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower and its Subsidiaries covenant and agree with the Administrative Agent and the Lenders that:

7.1 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Borrower and its Subsidiaries shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock if the Borrower’s Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of the Borrower for which internal financial statements are available, would have been no greater than 7.0 to 1.

(b) The limitations set forth in paragraph (a) of this Section 7.1 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness and letters of credit under the Revolving Credit Facility or, after the Closing Date, Term Loans hereunder in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Subsidiaries thereunder) not to exceed $150.0 million less the aggregate amount of all Net Cash Payments of Asset Sales and Relocations applied by any Credit Party to repay any revolving credit Indebtedness under the Revolving Credit Agreement and effect a corresponding commitment reduction thereunder;

(ii) the incurrence by the Borrower or any of its Subsidiaries of the Original Term Loans (and guarantees thereof) and the Existing Debt;

(iii) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness represented by the Senior Subordinated Notes and the related Subsidiary Guarantees and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement executed in connection with the Senior Subordinated Note Indenture.

(iv) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Borrower or such Subsidiary (whether through the direct purchase of assets or through the acquisition of at least a majority of the Total Voting Power of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed $10.0 million at any time outstanding;

(v) the incurrence by the Borrower or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under the first paragraph of this Section 7.1 or any of clauses (ii), (iii), (iv), (v), (viii), (ix) or (xi) of this clause (b);

(vi) the incurrence by the Borrower or any of its Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Wholly

Owned Subsidiaries; provided, however, that (a) if the Borrower or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be (i) unsecured and (ii) if the obligee is neither the Borrower nor a Guarantor, expressly subordinated to the prior payment in full in cash of all obligations with respect to the Senior Facilities Documents (in the case of the Borrower) or the related Guarantee under Article 3 (in the case of a Guarantor); and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Subsidiary of the Borrower and any sale or other transfer of any such Indebtedness to a Person that is neither the Borrower nor any of its Subsidiaries will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Borrower or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging (x) interest rate risk with respect to Indebtedness of the Borrower or any of its Subsidiaries permitted to be incurred under this Agreement and which shall have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby, or (y) currency exchange rate risk in connection with then existing financial obligations or the acquisition of goods or services and not for purposes of speculation;

(viii) guarantees provided pursuant to Section 6.9 and the guarantee by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or any of its Subsidiaries that was permitted to be incurred by another provision of this Section 7.1;

(ix) Indebtedness incurred by the Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(x) Obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

(xi) Acquisition Debt of the Borrower or any of its Subsidiaries if (w) such Acquisition Debt is incurred within 365 days after the date on which the related definitive acquisition agreement was entered into by the Borrower or such Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from the Borrower to the Administrative Agent (an “Incurrence Notice”) within 30 days after the date on which the related definitive acquisition agreement was entered into by the Borrower or such Subsidiary, which notice shall be executed on the Borrower’s behalf by an executive officer of the Borrower in such capacity and shall describe in reasonable detail the acquisition that such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition described in such Incurrence Notice, the Borrower or such Subsidiary could have incurred such Acquisition Debt under this Agreement, including compliance with Section 7.1(a), as of the date upon which the Borrower delivers such Incurrence Notice to the Administrative Agent and (z) such Acquisition Debt is utilized solely to finance the acquisition described in such Incurrence Notice and any other pending acquisitions previously described in one or more Incurrence Notices and which satisfy the foregoing provisions (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition and to pay related fees and expenses); provided, however, that any Incurrence Notice given hereunder may be withdrawn or the amount of Acquisition Debt referred to therein may be reduced at any time prior to the incurrence of such Acquisition Debt;

(xii) Indebtedness of Empire Burbank under the Empire Burbank Loan Documents;

(xiii) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business and such Indebtedness is extinguished within five business days after notice thereof;

(xiv) Indebtedness in respect of the Relocation Profits to the extent required to be paid to the Shop At Home Sellers pursuant to the Shop At Home Acquisition Documents; and

(xv) the incurrence by the Borrower or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xv), not to exceed $10.0 million.

(c) Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall be permitted to incur any Liberman Subordinated Debt hereunder unless the Obligations of the Borrower or such Subsidiary under such Liberman Subordinated Debt is subordinated to the Obligations of the Borrower or such Subsidiary hereunder pursuant to a Liberman Subordination Agreement.

For purposes of determining compliance with this Section 7.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above, or is entitled to be incurred pursuant to the first paragraph of this Section 7.1, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 7.1. Indebtedness under the Revolving Credit Facility, including Guarantees of such Indebtedness, on the Closing Date, will be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.1.

7.2 Liens. Neither the Borrower nor any of its Subsidiaries will directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

7.3 Merger, Consolidation or Sale of Assets.

(a) The Borrower will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(i) either: (a) the Borrower is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Borrower under this Agreement pursuant to agreements reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists; and

(iv) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made (a) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in Section 7.1(a) or (b) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than the Borrower’s Leverage Ratio immediately prior to the transaction.

(b) In addition, the Borrower may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 7.3 will not prohibit (i) any sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and any of its Wholly Owned Subsidiaries, (ii) any Subsidiary of the Borrower from consolidating with, merging into or transferring all or part of its assets to the Borrower or any of its Subsidiaries, (iii) the Borrower from merging with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction to realize tax or other benefits or (iv) any lease or sublease of real property that is not material to the business of the Credit Parties, taken as a whole, to the extent such lease or sublease would not materially interfere with the operation of the businesses of the Credit Parties. In addition, this Agreement will not prohibit Media Holdings, the Borrower or any of its Subsidiaries from converting from a corporation to a limited liability company for the sole purpose of realizing tax or other benefits, provided that prior to such conversion, the Borrower shall provide such documents, agreements, certificates and opinions as the Administrative Agent may reasonably request, to cause such successor entity to (and to evidence that such successor entity shall) continue to be subject to the Loan Documents to the same extent as the predecessor entity.

(c) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in a transaction that is subject to, and that complies with this Section 7.3, the successor corporation formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor corporation and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from the obligation to pay the principal of and interest on the Term Notes and the other obligations hereunder except in the case of a sale of all of the Borrower’s assets in a transaction that is subject to, and that complies with the provisions of this Section 7.3.

7.4 Restricted Payments.

(a) Neither the Borrower nor any of its Subsidiaries will, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or any of its Subsidiaries);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than any such Equity Interests owned by the Borrower or any of its Subsidiaries);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, other than Indebtedness permitted under Section 7.1(b)(vi), or the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity in each case due within one year of the date of purchase, repurchase, other acquisition or retirement for value; or

(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(B) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth Section 7.1(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vii), (viii), (ix) and (x) and, to the extent that any payment made by Holdings pursuant to the terms of the Management Incentive Contracts reduces Consolidated Net Income of the Borrower, (xi) of Section 7.4(b)), is less than the sum, without duplication, of:

(1) 50% of the aggregate Consolidated Net Income of the Borrower (or, in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) accrued for the period beginning July 1, 2002 and ending on the last day of the Borrower’s most recent calendar month for which financial information is available to the Borrower ending prior to the date of such proposed Restricted Payment, taken as one accounting period, plus

(2) 100% of the aggregate net cash proceeds received by the Borrower since July 9, 2002 from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or Disqualified Stock or debt securities of the Borrower that have been converted into such Equity Interests (other than (x) Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Borrower and (y) Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

(3) 100% of the net cash proceeds received by the Borrower as bona fide equity capital contributions since July 9, 2002, plus

(4) the aggregate amount returned in cash with respect to Restricted Investments made after July 9, 2002 whether through interest payments, principal payments, dividends or other distributions, plus

(5) the net cash proceeds received by the Borrower or any of its Subsidiaries from the disposition (other than to the Borrower or any other Subsidiary), retirement or redemption of all or any portion of Restricted Investments made after July 9, 2002.

(b) The provisions of Section 7.4(a) will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Agreement;

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Borrower or any Guarantor or of any Equity Interests of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (C)(2) of the preceding paragraph;

(iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Borrower or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the declaration and payment of any dividend by a Subsidiary of the Borrower to the holders of such Subsidiary’s Equity Interests on a pro rata basis;

(v) the declaration and payment of dividends or distributions or the making of loans by the Borrower to Holdings in an amount not to exceed the Permitted Shareholder Tax Distributions and the Permitted Holdings Tax Distributions, but only if at the time of any such declaration, dividend, distribution or loan Holdings was an S Corporation or a substantially similar pass-through entity for federal income tax purposes and a QSSS Election was in effect for the Borrower;

(vi) the declaration and payment of any dividends or distributions or the making of any loans by the Borrower or any of its Subsidiaries to Holdings to be used for, and in an amount equal to, the amount of any dividends or distributions paid or loans made by Holdings to, or the repurchase of any Equity Interests of Holdings from, Jose Liberman, Lenard Liberman, or their Related Parties, provided that the aggregate amount of all such dividends, distributions and loans to Holdings do not exceed $1.0 million in any calendar year;

(vii) the repurchase of Equity Interests of the Borrower or any of its Subsidiaries deemed to occur upon the exercise of stock options upon surrender of Equity Interests to pay the exercise price of such options;

(viii) the declaration and payment of any dividends or distributions or the making of any loans to Holdings in an amount not to exceed $1.0 million in any calendar year to permit Holdings to pay its corporate costs and expenses incurred in the ordinary course of business;

(ix) the retirement of any shares of Disqualified Stock of the Borrower by conversion into, or by exchange for, shares of Disqualified Stock of the Borrower, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other shares of Disqualified Stock of the Borrower; provided that the Disqualified Stock of the Borrower that replaces the retired shares of Disqualified Stock of the Borrower shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of the Borrower;

(x) the cancellation or forgiveness of any loan between the Borrower and/or its Affiliates existing on the Closing Date or any loan permitted by subparagraphs (v), (vi) and (viii) above and (xi) below (it being understood that any forgiveness or cancellation of such loans made in connection with any Permitted Holdings Tax Distribution or Permitted Shareholder Tax Distribution shall not reduce the amount of subsequent Permitted Holdings Tax Distributions or Permitted Shareholder Tax Distributions);

(xi) the declaration and payment of any dividends or distributions or the making of any loans to Holdings for payments required to be made pursuant to the terms of the Management Incentive Contracts in an aggregate amount not to exceed $15.0 million; and

(xii) any Restricted Payment permitted under the Initial Revolving Credit Agreement (including the Qualified IPO Funding Transactions) and including any “Investment” (as defined in the Initial Revolving Credit Agreement) permitted under Section 7.5(m) thereof and any “Restricted Junior Payments” (as defined in the Initial Revolving Credit Agreement) permitted thereunder, whether or not the Initial Revolving Credit Agreement is then in effect.

The declaration and payment of any dividends or distributions or the making of any loans to Holdings permitted by (x) subparagraph (v) above shall not be permitted pursuant thereto at any time when Holdings is not an S Corporation or substantially similar pass-through entity for federal income tax purposes and (y) subparagraphs (vi) and (xi) above shall not be permitted pursuant thereto at any time following any underwritten primary public offering of common stock of the Borrower or Holdings. This Section 7.4 shall not prohibit any payment permitted to be made by the last paragraph of Section 2.11(b).

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower, or such Subsidiary of the Borrower, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 7.4 will be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Administrative Agent. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

Notwithstanding anything herein to the contrary, if part or all of a Permitted Holdings Tax Distribution or a Permitted Shareholder Tax Distribution is made in the form of a loan (rather than a dividend or other form of distribution), then (i) the terms of such loan shall be determined in the sole discretion of the Borrower, and (ii) the subsequent cancellation or forgiveness of such loan shall not be treated as a Restricted Payment and shall not reduce the amount of subsequent Permitted Holdings Tax Distributions or Permitted Shareholder Tax Distributions.

Notwithstanding anything herein or in any of the other Loan Documents (including the Alta Subordination Agreement and the Investor Subordination Agreement) to the contrary, each Agent and each Lender hereby consents to (i) the Assumption Agreement, Reaffirmation Agreement, the Stockholder Voting Agreement, the Termination Agreement, the Election[s] to Purchase, the Irrevocable Instructions, the Conversion Election[s], the Holdings Merger Agreement, the Holdings Merger, the Qualifying IPO, and the Qualifying IPO Funding Transactions and to the execution, delivery and performance by the Administrative Agent (for itself and on behalf of the Lenders) of the Second Confirmation of Subordination Agreements, the Third Confirmation of Subordination Agreements, the Omnibus Confirmation Agreement and the Second Omnibus Confirmation Agreement, and (ii) the payments permitted under the last paragraph of Section 2.11(b) and nothing herein or therein shall be deemed to prohibit any payments described in clauses (a), (c) or, subject to the subordination provisions of the Senior Subordinated Note Indenture, (e) of the definition of Qualifying IPO Funding Transactions made within fifteen months after the consummation of the Qualifying IPO.

Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, with respect to any period during which Holdings is not an S Corporation or a substantially similar pass-through entity for federal income tax purposes, any Credit Party will be permitted to make payments to any other Credit Party or any Holding Company to permit such other Credit Party or such Holding Company to pay any federal, state or local tax liability of any Credit Party or any federal, state or local tax liability of any Holding Company attributable to the Credit Parties (including tax liabilities determined under Section 1552 of the Code and the consolidated return regulations promulgated under the Code); provided that any amounts not used to pay such tax liabilities, and refunds which are received by any Holding Company which are attributable to any Credit Party or otherwise attributable to the amounts so distributed shall be returned promptly by such Holding Company to the Credit Parties. This Section shall not prohibit any payment permitted to be made by the last paragraph of Section 2.11(b) or any loan or dividend to Media Holdings promptly applied in the manner contemplated thereby.

7.5 Transactions with Affiliates. The Borrower and its Subsidiaries shall not, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(a) the Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person; and

(b) the Borrower delivers to the Administrative Agent:

(i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this Section 7.5 and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors, which approval, if the Board of Directors includes disinterested members at such time, shall include the approval of at least one disinterested member; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Borrower of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, that upon the election or appointment of one or more disinterested members to the Board of Directors, an opinion as to fairness required by this paragraph (b)(ii) will only be required for Affiliate Transactions involving aggregate consideration in excess of $10.0 million.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(a) any employment agreement or other compensation arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and the payment of compensation and the reimbursement of expenses pursuant thereto;

(b) transactions between or among the Borrower and/or any of its Subsidiaries;

(c) transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns an Equity Interest in, or controls, such Person;

(d) payment of reasonable fees and expenses to directors;

(e) indemnification of officers and directors of the Borrower or any of its Subsidiaries pursuant to reasonable and customary indemnification provisions;

(f) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Borrower;

(g) Restricted Payments that are permitted by the provisions of Section 7.4, and Permitted Investments;

(h) transactions under any contract or agreement of the Borrower or any of its Subsidiaries in effect on the Closing Date, in each case, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Borrower and its Subsidiaries than the contract or agreement as in effect on the Closing Date;

(i) services provided to Empire Burbank in the ordinary course of business, which the Board of Directors has determined, pursuant to a resolution thereof, are provided on terms at least as favorable to the Borrower and its Subsidiaries as those that would have been obtained in a comparable transaction with an unrelated Person;

(j) transactions with a Person that is an Affiliate of the Borrower or any of its Subsidiaries that are otherwise expressly permitted under this Agreement;

(k) transactions disclosed as item 6 on Schedule 7.7 to the initial Revolving Credit Agreement; and

(l) any transactions permitted under Section 7.3.

7.6 Dividends and Other Payment Restrictions Affecting Subsidiaries.

(a) The Borrower and its Subsidiaries shall not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(i) pay dividends or make any other distributions on its capital stock to the Borrower or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Subsidiaries; or

(iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) the Senior Facilities Documents and agreements governing Existing Debt as in effect on the Closing Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially less favorable to the Lenders than those contained in those agreements on the Closing Date;

(ii) the Senior Subordinated Note Indenture, the Senior Subordinated Notes and the Subsidiary Guarantees related thereto;

(iii) any applicable law, rule, regulation or order;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

(vi) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in the preceding clause (a)(iii);

(vii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii) Liens securing Indebtedness or other obligations otherwise permitted to be incurred under the provisions of Section 7.2 that limit the right of the debtor to dispose of the assets subject to such Liens;

(ix) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(x) restrictions on cash or other deposits or net worth imposed by customers under contracts or net worth provisions contained in leases and other agreements entered into in the ordinary course of business;

(xi) provisions contained in the Holdings Securities Purchase Documents; provided, however, that any amendment or modification of such provisions after the Closing Date shall be no more restrictive, taken as a whole, than those provisions contained in the Holdings Securities Purchase Documents on the Closing Date; and

(xii) customary restrictions with respect to a Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; provided, that such restrictions apply solely to the Capital Stock or assets of the Subsidiary that is being sold.

7.7 Asset Sales.

(a) The Borrower and its Subsidiaries will not consummate an Asset Sale unless:

(i) the Borrower (or a Subsidiary of the Borrower, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii) the fair market value is determined by the Borrower’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Administrative Agent; and

(iii) at least 75% of the consideration received in the Asset Sale by the Borrower or such Subsidiary of the Borrower is in the form of cash or Cash Equivalents except to the extent the Borrower is undertaking a Permitted Asset Swap. For purposes of this provision and subparagraph (b)(iii) below, each of the following shall be deemed to be cash:

(A) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet of the Borrower and its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans and the Senior Subordinated Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Subsidiary from further liability; and

(B) any securities, notes or other obligations received by the Borrower or any of its Subsidiaries from such transferee converted by the Borrower or such Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

The 75% limitation referred to in clause (iii) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

(b) Notwithstanding the foregoing, the Borrower and each of its Subsidiaries will be permitted to consummate an Asset Sale without complying with the foregoing if:

(i) the Borrower or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

(ii) the fair market value is determined by the Borrower’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in certificate of a Financial Officer delivered to the Administrative Agent; and

(iii) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash and Cash Equivalents;

provided, however, that any cash or Cash Equivalents (other than any amount deemed cash under clause (iii)(A) of Section 7.7(a)) received by the Borrower or such Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Payments subject to the provisions of Section 2.11(b).

7.8 Business Activities. Until the consummation of a Qualifying IPO, the Borrower will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

7.9 Limitation on Issuances of Equity Interests in Wholly Owned Subsidiaries.

(a) The Borrower and its Subsidiaries shall not transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Subsidiary of the Borrower to any Person (other than the Borrower or another Wholly Owned Subsidiary of the Borrower) unless:

(i) as a result of such transfer, conveyance, sale, lease or other disposition or as a result of such issuance described below, such Subsidiary of the Borrower no longer constitutes a Subsidiary; and

(ii) the Net Cash Payments from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 2.11(b) hereof to the extent required thereby.

(b) In addition, the Borrower will not permit any Wholly Owned Subsidiary of the Borrower to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Borrower or a Wholly Owned Subsidiary of the Borrower unless the terms of clauses (i) and (ii) above are satisfied.

7.10 Stay, Extension and Usury Laws. The Borrower and each of its Subsidiaries covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

7.11 Empire Burbank.

(a) Empire Burbank shall not (i) amend, modify or change, or consent or agree to any amendment, modification or change to, the Empire Burbank Loan Documents in a manner which materially adversely affects the Administrative Agent or the Lenders or (ii) amend, modify or change, or consent or agree to any amendment, modification or change to, the Empire Burbank Lease in a manner which materially adversely affects the Administrative Agent or the Lenders (it being understood that no amendment or modification to the last sentence of Section 5.2 of the Empire Burbank Lease (regarding the rights of creditors to enter the premises to exercise rights and remedies regarding personal property of LBCI) shall be permitted without the prior written consent of the Administrative Agent) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, Empire Burbank may at any time pay or prepay in full or in part the obligations owing under the Empire Burbank Loan Documents (whether or not such payment or prepayment is made with the proceeds of a Permitted Refinancing Indebtedness in respect of the Empire Burbank Loan).

(b) The Borrower agrees to deliver to the Administrative Agent prompt written notice of any written declaration of default made by the lender under the Empire Burbank Loan Documents.

(c) Empire Burbank shall not (i) engage in any business other than the ownership of the Burbank Office Property (and any additions to such Property), the leasing of such Property pursuant to the Empire Burbank Lease, the subleasing of certain portions thereof under the Empire Burbank Sublease, the subleasing or renting to third parties of certain sound stages, production equipment, studios and related office space included in such Property (or any additions to such Property) for use by such third parties or Empire Burbank as production facilities and businesses incidental thereto and guaranteeing the obligations under the Loan Documents, the obligations under the Senior Subordinated Notes and the Senior Subordinated Note Indenture and the documents related thereto or (ii) own any assets other than the Burbank Office Property and any additions to such Property, its interests under the Empire Burbank Lease and the Empire Burbank Sublease and certain production and related equipment for use by third parties in connection with the subleasing of such sound stages and studios and additional assets necessary or advisable for the conduct in the ordinary course of its business described in clause (i).

ARTICLE 8

Events of Default

8.1 Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Credit Parties shall fail to pay to the Administrative Agent or the Lenders (i) any principal of any Loan on the due date thereof, (ii) any interest on any Loan within three Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (iii) any other amount payable under this Agreement or any fee payable under this Agreement or any other agreement, within five Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise;

(b) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any amendment or modification hereof or of any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or of any Loan Document, shall prove to have been incorrect when made or deemed made in any material respect;

(c) any Credit Party shall fail to comply with the provisions of Section 7.3 hereof;

(d) any Credit Party fails to comply with the provisions of Section 2.11(b), 7.1, 7.4 or 7.7 hereof and such failure shall continue unremedied for a period of 30 days after the earlier of (x) actual knowledge by a Financial Officer of any Credit Party or (y) notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(e) any Credit Party fails to observe or perform any other covenant or other agreement in this Agreement for 60 days after the earlier of (x) actual knowledge by a Financial Officer of any Credit Party or (y) notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) a default occurs under any agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Credit Party (or the payment of which is guaranteed by any Credit Party), whether such Indebtedness or Guarantee now exists, or is created after the date hereof, if that default:

(i) is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof (giving effect to any applicable grace periods and any extensions thereof) (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been and continues to be a Payment Default or the maturity of which has been and continues to be so accelerated, aggregates $5,000,000 or more;

(g) a final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has acknowledged coverage in respect of such judgment (it being understood that an insurer may assert a reservation of rights under applicable policies)) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be vacated or discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h) any Change of Control shall have occurred;

(i) the incurrence by Holdings of Specified Parent Debt (other than the refinancing of any indebtedness under the Holdings Securities Purchase Agreement) if, at the time of any such incurrence and after giving pro forma effect to such incurrence as of such date and to the use of proceeds therefrom, as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of Holdings for which internal financial statements are available, the Holdings Debt Ratio would have exceeded 7.0 to 1 and the failure for 30 days after notice from the Administrative Agent (given at the request of the Required Lenders) to cure such default;

(j) except as permitted by this Agreement, any Guarantee of a Significant Subsidiary under Article 3 hereof is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor which is a Significant Subsidiary, or any Person acting on behalf of any Guarantor which is a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee under Article 3 hereof; provided, however, that an Event of Default will also be deemed to occur with respect to the Guarantors that are not Significant Subsidiaries (“Insignificant Subsidiaries”) if the Guarantees under Article 3 of such Insignificant Subsidiaries are held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or such Insignificant Subsidiaries deny or disaffirm their obligations under their Guarantees (other than in accordance with the terms of Article 3), if when aggregated and taken as a whole the Insignificant Subsidiaries subject to this clause (i) would meet the definition of a Significant Subsidiary;

(k) the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due;

(l) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(m) other than as a result of an asset sale or other Asset Sale permitted hereunder or from the conversion of any Broadcast Station to digital television or in connection with any Relocation, except any such conversion or Relocation which causes a Material Adverse Effect, any Credit Party shall (i) lose, fail to keep in force, suffer the termination, suspension or revocation of, or terminate or forfeit, any Material FCC License(s), or (ii) suffer any adverse amendment to any FCC License(s) if, in the case of this clause (ii), the same could reasonably be expected to result in a Material Adverse Effect;

(n) any Credit Party shall permit its on-the-air broadcast operations to be interrupted at any time for more than seven days, whether or not consecutive, during any period of ten consecutive days, if such interruption is likely to have a Material Adverse Effect (after giving effect to any applicable business interruption insurance) unless (and only so long as), substantially all damages, liabilities and other effects of such interruption of service (including any adverse effect on the Credit Parties’ ability to perform its obligations under this Agreement) are fully covered by business interruption insurance;

then, and in every such event (other than an event described in clauses (k) or (l) of this Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Credit Parties, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties. Upon the occurrence of any such event, the Administrative Agent may, and at the request of the Required Lenders shall, direct the Collateral Agent to exercise all of the rights hereunder or under the Collateral Documents or applicable law, including the rights as secured party and mortgagee under the Collateral Documents; and in case of any event described in clauses (k) or (l) of this Section 8.1, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Administrative Agent and the Collateral Agent shall be permitted to exercise (or to direct the Collateral Agent to exercise) such rights hereunder or under the Collateral Documents or applicable law, including the rights as secured party and mortgagee under the Collateral Documents to the extent permitted by applicable law.

ARTICLE 9

The Administrative Agent and the Collateral Agent

9.1 Appointment and Authorization.

(a) Each of the Lenders hereby irrevocably appoints (i) the Administrative Agent as its administrative agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, and (ii) the Collateral Agent as its collateral agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement and the other Senior Facilities Documents, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent hereby agrees to act as representative and bailee with respect to the Collateral for the benefit of the Administrative Agent and the Lenders upon the terms of this Agreement and the other Loan Documents.

(b) Each Lender authorizes and directs the Collateral Agent to enter into the Collateral Documents. Any action taken by the Collateral Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Collateral Agent of its powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

9.2 Administrative Agent’s and Collateral Agent’s Rights as Lender. The bank or other financial institution serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate of any thereof as if it were not the Administrative Agent or the Collateral Agent hereunder.

9.3 Duties As Expressly Stated. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent and the Collateral Agent, as the case may be, are required to exercise pursuant to a written direction from the Required Lenders, the Required Senior Lenders, the Majority Facility Lenders or, in the case of the Collateral Agent, the Administrative Agent, as applicable (or such other number or percentage of the Lenders or Senior Lenders as is required hereunder or under any other Loan Document with respect to such action), (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by the financial institution serving as the Administrative Agent, the Collateral Agent or any of its Affiliates or Approved Funds in any capacity, and (d) the Collateral Agent shall have no obligation whatsoever to the Administrative Agent or any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by the Credit Parties or is cared for, protected or insured or has been encumbered, or that the Liens granted to the Collateral Agent under the Collateral Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner, or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its discretion, exercised in good faith, and that the Collateral Agent shall have no duty or liability whatsoever to the Administrative Agent or any Lender, except for any liability to the Administrative Agent or a Lender as a result of any action or inaction by the Collateral Agent that is determined to constitute gross negligence or willful misconduct pursuant to a final, non-appealable order of a court of competent jurisdiction. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, the Required Senior Lenders, the Majority Facility Lenders or, in the case of the Collateral Agent, the Administrative Agent, as applicable (or such other number or percentage of the Lenders or the Senior Lenders as is required hereunder or under any other Loan Document with respect to such action) or all of the Lenders if expressly required, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent by the Borrower or a Lender, and each of the Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent or, in the case of the Collateral Agent, to inspect the properties, books or records of any Credit Party. The Administrative Agent and the Collateral Agent shall not, except to the extent the Collateral Agent expressly is instructed by the Majority Facility Lenders (or the Required Senior Lenders, as the case may be) with respect to collateral security under the Senior Facilities Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that neither Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to the Loan Documents or applicable law.

9.4 Reliance By Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive written advice or concurrence of the Required Lenders, the Required Senior Lenders, the Majority Facility Lenders or, in the case of the Collateral Agent, the Administrative Agent, as the case may be (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release the Administrative Agent or the Collateral Agent from performing any action with respect to the Borrower expressly required to be performed by it pursuant to the terms hereof) under this Agreement. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, the Required Senior Lenders, the Majority Facility Lenders or, in the case of the Collateral Agent, the Administrative Agent, as the case may be (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Action Through Sub-Agents. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the

Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent or the Collateral Agent.

9.6 Resignation of Administrative Agent and Collateral Agent and Appointment of Successor Administrative Agent and Collateral Agent.

(a) The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, (i) in the case of a resignation of the Administrative Agent, the Required Lenders shall have the right, with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed and shall not be required during the continuance of an Event of Default), to appoint a successor Administrative Agent, which shall be a bank with an office in Los Angeles, California or New York, New York, or an Affiliate of any such bank with an office in Los Angeles, California or New York, New York, and (ii) in the case of a resignation of the Collateral Agent, the Majority Facility Lenders (or, after the occurrence and during the continuation of an Acceleration, the Required Senior Lenders) shall have the right, with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed and shall not be required during the continuance of an Event of Default), to appoint a successor Collateral Agent, which shall be a bank with an office in Los Angeles, California or New York, New York, or an Affiliate of any such bank with an office in Los Angeles, California or New York, New York. If no such successor Administrative Agent or Collateral Agent shall have been so appointed by the Required Lenders or the Majority Facility Lenders, respectively, with the consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent or retiring Collateral Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent or retiring Collateral Agent, as the case may be, may, on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent, as applicable, meeting the qualifications set forth above; provided that, in the case of the retiring Administrative Agent, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (2) all payments, communications and determinations provided hereunder to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders with the consent of the Borrower appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as the case may be, and the retiring Administrative Agent or Collateral Agent, as the case may be, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph and except that the resigning Collateral Agent shall, at the expense of the Credit Parties, without representation, warranty or recourse, execute and deliver such documents, instruments and agreements as are reasonably necessary to effect an assignment of the rights and obligations of the retiring Collateral Agent to the successor Collateral Agent and deliver all Collateral then in its possession to the successor Collateral Agent). Any resignation of the Collateral Agent shall not affect in any way the validity or perfection of the Liens under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent or while the retiring Collateral Agent was acting as Collateral Agent.

9.7 Lenders’ Independent Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder. Except as explicitly provided herein, the Administrative Agent and the Collateral Agent do not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter. Neither the Administrative Agent nor the Collateral Agent shall be deemed a trustee or other fiduciary on behalf of any party. The Collateral Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Credit Party of any term or provision of this Agreement or any other Loan Document or to inspect the properties or books of the Borrower or any other Credit Party.

9.8 Indemnification. Each Lender agrees to indemnify and hold harmless the Agents and the Joint Lead Arrangers (to the extent not reimbursed under Section 11.3, but without limiting the obligations of the Borrower under Section 11.3), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Loans held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agents or the Joint Lead Arrangers (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Administrative Agent, the Collateral Agent or the Joint Lead Arrangers under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Borrower is obligated to pay under Section 11.3, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified. The agreements set forth in this Section 9.8 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

9.9 Consents Under Other Loan Documents. Except as otherwise provided in this Agreement and the other Loan Documents, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Loan Documents.

9.10 Co-Syndication Agents and Documentation Agent. Neither the Co-Syndication Agents nor the Documentation Agent shall have any duties or obligations under this Agreement or the other Loan Documents, express or implied. No such Agent shall incur any personal liability by reason of being named the Co-Syndication Agents or the Documentation Agent hereunder.

ARTICLE 10

Special Provisions Governing Collateral

10.1 Pari Passu. Each of the Collateral Agent, the Administrative Agent and each Lender acknowledges that the Collateral is being granted by the Credit Parties to the Collateral Agent for the benefit of the Senior Lenders on a pari passu basis in all respects and at all times as set forth herein without any priority of one Senior Lender over any other with respect to such Collateral.

10.2 Turnover of Collateral. If any Lender acquires custody, control or possession of any assets of the Credit Parties or proceeds therefrom, whether by set-off, counterclaim or otherwise (other than deposit accounts of the Credit Parties and amounts on deposit therein), other than pursuant to the terms of this Agreement or the other Loan Documents, such Lender shall promptly cause such assets or proceeds to be delivered to or put in the custody, possession or control of the Collateral Agent or, if the Collateral Agent shall so designate, an agent of the Collateral Agent (which agent may be a branch or affiliate of the Collateral Agent or any Lender) in the same form of payment received, with appropriate endorsements for distribution in accordance with the Intercreditor Agreement. Until such time as the provisions of the immediately preceding sentence have been complied with, such Lender shall be deemed to hold such Collateral and proceeds in trust for the Collateral Agent.

10.3 Right to Enforce Agreement.

(a) The Collateral Agent shall have the exclusive right to manage, perform and enforce the terms of the Collateral Documents with respect to the Collateral, to exercise and enforce all privileges and rights thereunder in respect of the Collateral according to its discretion exercised in good faith (notwithstanding any Default under the Senior Facilities Documents), including, without limitation, the exclusive right to administer, take or retake control or possession of any Collateral, to hold, prepare for sale, process, sell, lease, dispose of, or liquidate any Collateral, to foreclose or forbear from foreclosure in respect of any Collateral, seeking or not seeking relief from any stay against foreclosure or other remedies in any insolvency proceeding in respect of any Collateral and the acceptance of any Collateral in full or partial satisfaction of any indebtedness. Subject to Section 11.12, only the Collateral Agent, acting at the direction of the Administrative Agent and the Revolving Credit Agent (or, after the occurrence and during the continuation of an Acceleration, the Required Senior Lenders) and in accordance with the Senior Facilities Documents, shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral, in each case in connection with enforcement of its foreclosure remedies under the Loan Documents. Any costs and expenses or other amounts paid or to be paid by the Collateral Agent may be paid by the Senior Lenders and shall constitute part of the Secured Obligations secured by the Collateral.

(b) Promptly upon the request of the Collateral Agent, the Administrative Agent will, at the expense of Credit Parties, join in enforcement, collection, execution, levy or foreclosure proceedings with respect to the Collateral and otherwise cooperate fully in the maintenance of such proceedings by the Collateral Agent, including, without limitation, by executing and delivering all such directions, consents, pleadings, releases and other documents and instruments as the Collateral Agent may reasonably request in connection therewith, it being understood that the conduct of such proceedings shall at all times be under the exclusive control of the Collateral Agent.

ARTICLE 11

Miscellaneous

11.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:

(a) if to any Credit Party, to LBI Media, Inc., 1845 West Empire Avenue, Burbank, CA 91504, Attention: Executive Vice President (fax no. (818) 558-4244), with copies to: O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071, Attention: Joseph K. Kim (fax no. (213) 430-6407).

(b) if to the Administrative Agent or the Collateral Agent, to Credit Suisse, Cayman Islands Branch, Eleven Madison Avenue, 23rd Floor, New York, New York 10010, Attention: William O’Daly (fax no. (212) 325-8072), with a copy to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: George Ticknor (fax no. (617) 227-4420);

(c) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.2 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party or Subsidiary therefrom shall in any event be effective unless the same shall be permitted by Section 11.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except to the extent this Agreement or any other Loan Document provides for revisions to the schedules hereto or thereto with the approval of the Administrative Agent or except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the written consent of the Required Lenders and the Administrative Agent; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender and the Administrative Agent, except that the consent of the Administrative Agent shall not be required with respect to any Term Loan Increase;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan other than mandatory prepayments of the Loans required under Section 2.11(b), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Loan, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv) change Section 2.11(c) in a manner that would alter the application of prepayments thereunder, or change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without in each case the written consent of each Lender;

(v) change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

(vi) release all or substantially all of the Guarantors from their obligations in respect of its Guarantee under Article 3 or release all or substantially all of the Collateral (or terminate any Lien with respect thereto), except as expressly permitted in the Loan Documents, without the written consent of each Lender; or

(vii) waive any of the conditions precedent specified in Section 5.1 without the consent of each Lender and the Administrative Agent;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Waivers, amendments and modifications of the Loan Documents are subject to the requirements specified in Section 11.2(b) and, unless and until the Intercreditor Agreement shall terminate in accordance with its terms, Section 3 of the Intercreditor Agreement.

11.3 Expenses; Indemnity; Damage Waiver.

(a) The Credit Parties jointly and severally agree to pay, or reimburse the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers or the Lenders, as applicable, for paying, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, any FCC counsel or local counsel, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Collateral Agent which the Collateral Agent may incur in connection with (x) the administration of this Agreement and the Collateral Documents, or (y) the custody or preservation of, the sale of, collection from, or other realization upon, any of the Collateral, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Joint Lead Arranger or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Joint Lead Arranger or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made hereunder, including in connection with any insolvency proceeding, workout, restructuring or negotiations in respect thereof, and (iv) all Other Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Collateral Document or any other document referred to therein.

(b) The Credit Parties jointly and severally agree to indemnify the Agents, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby (excluding fees, charges and disbursements of counsel to any Lender not acting as the Administrative Agent in connection with the execution and delivery by such Indemnitee of the Loan Documents), the performance or failure to perform by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of their Subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including in connection with any insolvency proceeding), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (as determined by a court of competent jurisdiction by final and nonappealable judgment to have) resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent or any Joint Lead Arranger under paragraph (a) or (b) of this Section 11.3, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or such Joint Lead Arranger, as applicable, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or such Joint Lead Arranger, as applicable, in its capacity as such.

(d) To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

11.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and may assign its Term Loans; provided that:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the Borrower and the Administrative Agent each must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned),

(ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or Approved Fund with respect to a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans or Commitment, the amount of the Loans or Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of $1,000,000, unless the Borrower and the Administrative Agent otherwise consent;

(iii) the parties to each assignment (other than an assignment to a Lender, an Affiliate of a Lender or Approved Fund with respect to a Lender) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,000, provided that in the case of contemporaneous assignments by a Lender to more than one Approved Fund with respect to a Lender managed by the same investment adviser (which funds are not then Lenders), only a single such $3,000 fee shall be payable for all such contemporaneous assignments, and

(iv) the assignee shall be an Eligible Assignee and shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required (i) if an Event of Default has occurred and is continuing, (ii) in the event of an assignment to an existing Lender, or (iii) in the event of an assignment by General Electric Capital Corporation following a determination by such Lender or its affiliate, the National Broadcasting Company (“NBC”), that continued ownership of rights or obligations hereunder would (A) violate FCC rules pertinent to attributable ownership or (B) cause NBC to forgo investments or acquisition opportunities in any of the markets in which the Borrower then operates, then, in each case, such Lender shall consult with the Borrower and the Administrative Agent regarding proposed assignees and use reasonable efforts to cause such assignment to an assignee reasonably acceptable to the Borrower and the Administrative Agent.

Notwithstanding the foregoing, the restrictions of Section 11.4(b)(ii) shall not apply until the date on which the primary syndication of the Commitments has been completed.

(c) Upon acceptance and recording pursuant to paragraph (e) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.3 with respect to matters described therein occurring or accruing prior to the effective date of any such Assignment and Acceptance). Notwithstanding anything therein to the contrary, no Approved Fund shall be entitled to receive any greater amount pursuant to Sections 2.15, 2.16 and 2.17 than the transferor Lender would have been entitled to receive in respect of the assignment effected by such transferor Lender had no assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with paragraph (b) of this Section 11.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York or Los Angeles, California a copy of each Assignment and Acceptance and Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary (absent manifest error). The Register shall be available for inspection by the Borrower and any Lender or the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice.

(e) (i) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.4 and any written consent to such assignment required by paragraph (b) of this Section 11.4, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and (ii) upon its receipt of a duly completed Lender Joinder Agreement executed by a New Lender and Administrative Agent in accordance with Section 2.1(b), and the New Lender’s completed Administrative Questionnaire, the Administrative Agent shall accept such Lender Joinder Agreement and record the information contained therein in the Register.

(f) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.2(b), or Section 11.2(c), that affects such Participant. Subject to paragraph (g) of this Section 11.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15. 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Anything in this Section 11.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender and the Administrative Agent.

(j) A Lender may furnish any information concerning any Credit Party, Holding Company or Subsidiary in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 11.13. In addition, the Administrative Agent may furnish any information concerning any Credit Party or any of its Subsidiaries or Affiliates in the Administrative Agent’s possession to any Affiliate of the Administrative Agent, subject, however, to the provisions of Section 11.13. The Credit Parties shall assist any Lender in effectuating any assignment or participation pursuant to this Section 11.4 (including during syndication) in whatever manner such Lender reasonably deems necessary, including participation in meetings with prospective transferees.

(k) Each Lender listed on the signature pages hereof hereby agrees that it is an Eligible Assignee described in the definition thereof. Each Lender that becomes a party hereto pursuant to an Assignment and Acceptance shall be deemed to agree that the agreements of such Lender contained in Section 3 of such Assignment and Acceptance are incorporated herein by this reference.

11.5 Survival. All covenants, agreements, representations and warranties made by the Credit Parties and Subsidiaries herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 11.3 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

11.6 Counterparts; Integration; References to Agreement; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or its counsel and to certain other lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Whenever there is a reference in any Collateral Document or UCC Financing Statement to the “Credit Agreement” to which the Administrative Agent, the Lenders and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.8 Right of Setoff. Subject to Section 2.18, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that such Lender may have.

11.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and all issues arising with respect hereto, including the validity or enforceability of any agreement contained herein and the issue of usury with respect to the transactions contemplated hereby, shall be construed in all respects in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of State of New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or Subsidiary or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph

(b) of this Section 11.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

11.12 Release of Collateral and Guarantees. The Administrative Agent, the Collateral Agent and the Lenders agree that if all of the capital stock of or other equity interests in, or any assets of, any Subsidiary that is owned by the Credit Parties is sold to any Person as permitted by the terms of this Agreement and the Collateral Documents, or if any Subsidiary is merged or consolidated with or into any other Person as permitted by the terms of this Agreement and such Subsidiary is not the continuing or surviving corporation, the Administrative Agent and the Collateral Agent shall, upon request of the Borrower (and upon the receipt by the Administrative Agent of such evidence as the Administrative Agent or any Lender may reasonably request to establish that such sale, designation, merger or consolidation is permitted by the terms of this Agreement), terminate the Guarantee of such Subsidiary under Article 3 and authorize the Collateral Agent to release the Lien created by the Collateral Documents on any capital stock of or other equity interests in such Subsidiary and on any assets of such Subsidiary.

11.13 Confidentiality. Each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s employees, representatives, directors, officers, accountants, attorneys, auditors (including any external auditors), agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counter party in swap agreements or such contractual counter party’s professional advisor (so long as such auditors, contractual counterparty or professional advisor to such contractual counter party agrees to be bound by the provisions of this Section 11.13), (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure (so long as such information does not become publicly available as a result of a breach of this Section 11.13), (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission (including the Securities Valuation Office of the National Association of Insurance Commissioners) to whose jurisdiction such Lender or its Affiliates may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 11.13, (f) to the extent required in connection with any litigation between any Credit Party and any Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Borrower’s prior written consent.

11.14 Continued Effectiveness; No Novation. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation of the obligations, liabilities or indebtedness of the Credit Parties under the Existing Credit Agreement. Instead, it is the express intention of the parties hereto to reaffirm, amend and restate the obligations, liabilities and indebtedness created under or otherwise evidenced by the Existing Credit Agreement that is evidenced by the notes provided for therein and secured by the collateral contemplated thereby and hereby (it being understood that it was the intention of the parties to the Existing Credit Agreement to reaffirm, amend and restate the obligations, liabilities and indebtedness created under or otherwise evidenced by the Prior Credit Agreements that is evidenced by the notes provided for therein and secured by the collateral contemplated thereby). The Credit Parties acknowledge and confirm that the liens and security interests granted pursuant to the Loan Documents secure the obligations, liabilities and indebtedness of the Credit Parties to the Lenders under the Existing Credit Agreement, as amended and restated hereby, and that the term “Secured Obligations” used in certain of the Loan Documents (or any other term used herein to describe or refer to the obligations, liabilities and indebtedness of the Credit Parties) describes and refers to the Credit Parties’ obligations, liabilities and indebtedness hereunder and under the Existing Credit Agreement, as amended and restated hereby, as the same had been amended, modified, supplemented or restated prior to the date hereof and as the same may be further amended, modified, supplemented or restated from time to time. The Loan Documents and all agreements, documents and instruments executed and delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Cross-references in the Loan Documents to particular section or subsection numbers in any Prior Credit Agreement shall be deemed to be cross-references to the corresponding sections or subsections, as applicable, of this Agreement.

11.15 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender upon reasonable request.

11.16 Commitments. Upon the effectiveness hereof, the Administrative Agent shall reallocate the commitments and Loans of the Lenders hereunder and shall notify the Lenders of any payments required to be made so that the commitments and Loans of the Lenders are in accordance with Schedule 2.1. Upon receipt of such notice, each Lender shall make the payments specified therein.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Term Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

LBI MEDIA, INC., a California corporation

By:	/s/ Lenard D. Liberman
Name:	Lenard D. Liberman
Title:	Executive Vice President and Secretary

GUARANTORS

LIBERMAN TELEVISION OF HOUSTON, INC., a California corporation
KZJL LICENSE CORP., a California corporation
LIBERMAN TELEVISION, INC., a California corporation
KRCA TELEVISION, INC., a California corporation
KRCA LICENSE CORP., a California corporation
LIBERMAN BROADCASTING, INC., a California corporation
LBI RADIO LICENSE CORP., a California corporation
LIBERMAN BROADCASTING OF HOUSTON, INC., a California corporation
LIBERMAN BROADCASTING OF HOUSTON LICENSE CORP., a California corporation
LIBERMAN BROADCASTING OF DALLAS, INC., a California corporation
LIBERMAN BROADCASTING OF DALLAS LICENSE CORP., a California corporation
LIBERMAN TELEVISION OF DALLAS, INC., a California corporation
LIBERMAN TELEVISION OF DALLAS LICENSE CORP., a California corporation
EMPIRE BURBANK STUDIOS, INC., a California Corporation

By:	/s/ Lenard D. Liberman
Name:	Lenard D. Liberman
Title:	Executive Vice President and Secretary

ADMINISTRATIVE AGENT

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and Lender

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Director

By:	/s/ Rianka Mohan
Name:	Rianka Mohan
Title:	Associate

COLLATERAL AGENT

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Director

By:	/s/ Rianka Mohan
Name:	Rianka Mohan
Title:	Associate

JOINT LEAD ARRANGERS

Solely with respect to provisions of Section 2.1(b):

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Kent Savagian
Name:	Kent Savagian
Title:	Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Russ Lyons
Name:	Russ Lyons
Title:	Director

CO-SYNDICATION AGENT

WACHOVIA BANK, N.A. as Co-Syndication Agent and Lender

By:	/s/ Russ Lyons
Name:	Russ Lyons
Title:	Director

DOCUMENTATION AGENT

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Brian C. Schelter
Name:	Brian C. Schelter
Title:	Assistant Vice President

LENDER

BANK OF MONTREAL

By:	/s/ Michael Silverman
Name:	Michael Silverman
Title:	Managing Director

LENDER

CIT LENDING SERVICES CORPORATION

By:	/s/ Michael V. Monahan
Name:	Michael V. Monahan
Title:	Vice President

LENDER

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Susan LeFevre
Name:	Susan LeFevre
Title:	Director

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Vice President

LENDER

WELLS FARGO FOOTHILL, INC.

By:	/s/ Rhonda Noell
Name:	Rhonda Noell
Title:	Senior Vice President

LENDER

UBS AG, STAMFORD BRANCH

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director, Banking Products Services, US

LENDER

US BANK NATIONAL ASSOCIATION

By:	/s/ Jaycee A. Barrett
Name:	Jaycee A. Barrett
Title:	Vice President

LENDER

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ John Gilsenan
Name:	John Gilsenan
Title:	Vice President